SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under § 240.14a-12

T/R Systems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share

(2)	Aggregate number of securities to which transaction applies:

13,656,777

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the aggregate merger consideration of $21,500,000 divided by the sum of: (i) 12,479,415 shares of outstanding common stock, (ii) 10,216 shares of common stock which may be issued under the employee stock purchase plan prior to the closing of the merger and (iii) 1,167,146 shares issuable pursuant to in-the-money options, or an aggregate of 13,656,777 shares, resulting in a per share price of $1.5743.

(4)	Proposed maximum aggregate value of transaction:

$21,500,000

(5)	Total fee paid:

$4,300.00

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Preliminary Copies

[               ], 2003

To Our Shareholders:

      You are cordially invited to attend a special meeting of the shareholders of T/R Systems, Inc., which will be held at the T/R Systems Corporate Headquarters, 1300 Oakbrook Drive, Norcross, Georgia, 30093 on [               ], [               ], 2003 at [       : p.m.] local time.

      At the special meeting, you will be asked to consider and vote upon the sale of T/R Systems to Electronics For Imaging, Inc., or EFI. This sale will be accomplished by a merger of a wholly owned subsidiary of EFI, Tribeca Acquisition Corporation, or Merger Sub, with and into T/R Systems, with T/R Systems as the surviving entity of the merger. The merger will be effected in accordance with an Agreement and Plan of Merger, dated as of September 2, 2003, by and among EFI, Merger Sub and T/R Systems. In the merger, each share of T/R Systems common stock that you own will be cancelled and converted into the right to receive a cash payment of about $1.57, subject to adjustment as described in the accompanying proxy statement. As a result of the merger, T/R Systems will cease to be a publicly traded company and will become a wholly owned subsidiary of EFI.

      YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF T/R SYSTEMS AND ITS SHAREHOLDERS AND HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND DECLARED THEIR ADVISABILITY. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

      The merger is subject to several conditions to closing, including a vote in favor of the merger agreement and the merger by the holders of a majority of the outstanding shares of common stock of T/R Systems. Shareholders owning about 26% of our outstanding common stock have agreed to vote in favor of the merger agreement and the merger.

      The accompanying proxy statement also describes the merger agreement and the reasons for the merger, as well as other important information for you to consider in deciding how to vote. Please give all this information your careful attention. It is important that you use this opportunity to take part in the affairs of T/R Systems by voting on the merger agreement and the merger. Whether or not you plan to attend, it is important that your shares be represented at the special meeting. Failure to vote will effectively count as a vote against the merger agreement and the merger.

      PLEASE PROMPTLY COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. THIS WILL ALLOW YOUR SHARES TO BE REPRESENTED AT THE SPECIAL MEETING WHETHER OR NOT YOU ATTEND THE SPECIAL MEETING,

      We look forward to seeing you at the special meeting.

Sincerely,

Michael E. Kohlsdorf
President and Chief Executive Officer

TABLE OF CONTENTS

NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS
Proxy Statement
QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
Parties to the Merger
The Special Meeting Time, Date, Place and Purpose (page 22)
Record Date, Outstanding Shares and Voting (page 23)
Quorum and Vote Required (page 23)
Shareholder Support Agreement (page 23)
The Merger and the Merger Agreement (page 9 and page 25)
The Merger Consideration (page 9)
Dissenters’ Rights (page 19)
Recommendation to Shareholders (page 12)
Opinion of Our Financial Advisor (page 12)
United States Federal Income Tax Consequences (page 21)
Interests of Officers and Directors in the Merger (page 17)
Financing of the Merger (page 19)
Effective Time of the Merger and Anticipated Date of the Merger (page 19)
Conditions to Completion of the Merger (page 31)
Termination of the Merger Agreement (page 32)
Expenses and Termination Fee (page 33)
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
THE MERGER
The Merger Consideration
Background of the Merger
Board Recommendations; Reasons for the Merger
Opinion of Our Financial Advisor
Interests of Officers and Directors in the Merger
Financing of the Merger
Procedure for Receiving Merger Consideration
Effective Time of the Merger and Anticipated Date of the Merger
Dissenters’ Rights
United States Federal Income Tax Consequences
Regulatory Approvals
THE SPECIAL MEETING
Date, Time and Place
Purpose of the Special Meeting
Record Date, Outstanding Shares and Voting
Quorum and Required Vote
Shareholder Support Agreement
Voting Proxies
Revocation of Proxies
Solicitation of Proxies
THE MERGER AGREEMENT
The Merger
Effective Time of the Merger
Consideration to be Received in the Merger
Dissenters’ Rights
Treatment of Stock Options
Employee Stock Purchase Plan
Procedures for Surrender of Certificates
Representations and Warranties
Interim Operations of T/R Systems Pending the Merger
Cooperation With Respect to Filings and Consents
Access to Information; Certain Notices
Shareholder Meeting; Board Recommendation
No Solicitation of Transactions; Fiduciary Duties
Certain Employee Benefit Plan Matters
Indemnification of Directors and Officers
Conditions to Completion of the Merger
Termination of the Merger Agreement
Expenses; Termination Fee
Amendment
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING
WHERE YOU CAN FIND MORE INFORMATION
Preliminary Copies

T/R SYSTEMS, INC.

1300 Oakbrook Drive
Norcross, Georgia 30093

NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [               ], 2003

To the Shareholders of T/R Systems, Inc.:

      A special meeting of the shareholders of T/R Systems, Inc. will be held at the T/R Systems Corporate Headquarters, 1300 Oakbrook Drive, Norcross, Georgia, 30093 at [       :       p.m.] local time on [               ], [               ], 2003, for the following purpose:

To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 2, 2003, by and among Electronics For Imaging, Inc., or EFI, Tribeca Acquisition Corporation, or Merger Sub, a newly formed Georgia corporation and a wholly owned subsidiary of EFI, and T/R Systems, Inc., and the merger of Merger Sub with and into T/R Systems, with T/R Systems as the surviving entity.

      The foregoing item of business is more fully described in the proxy statement accompanying this notice. Only shareholders of record at the close of business on [               ], [               ], 2003 are entitled to notice of, and to vote at, the special meeting, including any adjournment or postponement thereof.

      Each holder of common stock of T/R Systems has the right to dissent from the merger and obtain payment of the fair value of his or her shares. In order to assert dissenters’ rights you must deliver, before the vote is taken at the special meeting, a written notice of your intent to demand payment for your shares and not vote your shares in favor of the approval and adoption of the merger agreement and the merger. These rights and the manner in which they must be exercised are described in the proxy statement accompanying this notice under the caption “The Merger — Dissenters’ Rights” and Annex C thereto.

By Order of the Board of Directors

Lyle W. Newkirk
Secretary

Norcross, Georgia

[               ], 2003

YOUR VOTE IS IMPORTANT

      Whether or not you plan to attend the special meeting, please complete, date, sign and promptly return the accompanying proxy card in the enclosed postage-paid envelope so that your shares may be represented at the special meeting. The approval and adoption of the merger agreement and the merger requires the affirmative vote of a majority of the outstanding shares of common stock of T/R Systems. We urge you to read the accompanying proxy statement carefully, as it sets forth details of the proposed merger and other important information related to the merger. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

Preliminary Copies

T/R Systems, Inc.

Proxy Statement

       This proxy statement is being furnished to holders of common stock of T/R Systems, Inc. in connection with the special meeting of shareholders to vote on a proposed merger transaction.

The Merger Proposal

      T/R Systems has entered into an Agreement and Plan of Merger, dated as of September 2, 2003, with Electronics For Imaging, Inc., or EFI, and a wholly owned subsidiary of EFI, pursuant to which such subsidiary will be merged with T/R Systems. See “The Merger.”

The Special Meeting

      A special meeting of shareholders of T/R Systems will be held to vote on the merger transaction at the T/R Systems Corporate Headquarters, 1300 Oakbrook Drive, Norcross, Georgia 30093 on                ,             , 2003 at                p.m., local time. Approval of the merger transaction requires the affirmative vote of holders of a majority of the outstanding shares of our common stock. See “The Special Meeting.”

Recommendation to Shareholders

      Our board of directors believes the merger and the merger agreement are fair to and in the best interests of T/R Systems and its shareholders. In making its determination, our board of directors consulted with T/R Systems’ management, as well as our legal and financial advisors, and considered the terms of the merger agreement and the transactions that it contemplates. Our board of directors unanimously recommends that you vote “FOR” approval and adoption of the merger agreement and the merger. See “The Merger — Board Recommendations; Reasons for the Merger.”

The Merger Consideration

      Assuming consummation of the merger, each outstanding share of our common stock, other than common stock held by shareholders exercising dissenters’ rights in accordance with the Georgia Business Corporation Code, will be converted into the right to receive a cash payment of about $1.57, subject to adjustment. See “The Merger — The Merger Consideration.”

U.S. Federal Income Tax Consequences

      Your receipt in the merger of cash for shares of our common stock will be a taxable transaction for United States federal income tax purposes. See “The Merger — United States Federal Income Tax Consequences.”

      This proxy statement is first being mailed to shareholders with the enclosed proxy card on or about                           , 2003.

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QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why am I receiving this proxy statement?

A:	We are providing this proxy statement and accompanying proxy card to our shareholders in connection with a special meeting of shareholders to be held at the T/R Systems Corporate Headquarters, 1300 Oakbrook Drive, Norcross, Georgia, 30093 on [ ], [ ], 2003 at [ : p.m.] local time. At the special meeting, we will ask you to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 2, 2003, by and among Electronics For Imaging, Inc., referred to in this proxy statement as EFI, Tribeca Acquisition Corporation, a newly formed Georgia corporation and wholly owned subsidiary of EFI, referred to in this proxy statement as Merger Sub, and T/R Systems, Inc., and the merger of Merger Sub with and into T/R Systems, with T/R Systems as the surviving entity. As a result of the merger, T/R Systems will cease to be a publicly traded company and will become a wholly owned subsidiary of EFI.

Q:	Has the board of directors recommended the merger?

A:	Yes. After careful consideration, our board of directors has unanimously approved the merger agreement and the merger and has unanimously determined that the merger and the merger agreement are fair to and in the best interests of T/R Systems and its shareholders. Our board of directors considered each of the factors set forth under the caption “The Merger — Board Recommendations; Reasons for the Merger,” among other factors. Our board of directors unanimously recommends that you vote “FOR” approval and adoption of the merger agreement and the merger.

Q:	What will I receive for my common stock in the merger?

A:	If we complete the merger, then each share of common stock of T/R Systems that you own at the time of the merger will be converted into the right to receive a cash payment of about $1.57, subject to adjustment, unless you exercise dissenters’ rights under Article 13 of the Georgia Business Corporation Code, or GBCC. After we complete the merger, you will no longer own T/R Systems common stock.

Q:	What vote is required to approve and adopt the merger agreement and the merger?

A:	Approval of the merger agreement and the merger requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock.

Q:	Who can vote on the merger agreement and the merger?

A:	All holders of outstanding shares of our common stock at the close of business on the record date of [ ], 2003 will be entitled to vote at the special meeting to approve and adopt the merger agreement and the merger.

Q:	Should I send in my stock certificates now?

A:	No. Promptly after we complete the merger, we will send you detailed instructions regarding the surrender of your stock certificates. You should not send your stock certificates to T/R Systems or to anyone else until you receive these instructions.

Q:	When do you expect the merger to be completed?

A:	We will try to complete the merger as soon as possible. Our shareholders must approve and adopt the merger agreement and the merger before we will be able to complete the merger. Assuming all the other conditions are satisfied or waived, we expect to complete the merger as soon as practicable following the special meeting.

Q:	What rights do I have if I oppose the merger?

A:	If you oppose the merger agreement and the merger, then you may vote against the merger agreement and the merger at the special meeting. Also, if you so choose, you may exercise dissenters’ rights in connection with the merger, so long as, before the vote is taken at the special meeting, you deliver a written notice of your intent to demand payment for your shares and you do not vote in favor of the approval and adoption of the merger agreement and the merger. Further, this right is only available if you comply with all the requirements of the GBCC, which are summarized under the caption “The Merger — Dissenters’ Rights” in this proxy statement. If you properly exercise dissenters’ rights in connection with the merger, your shares of T/R Systems common stock will not be converted into the right to receive the merger consideration, but you will instead be entitled to the “fair value” of your shares. If you fail to perfect or withdraw or lose your right to dissent, however, your shares of T/R Systems common stock will be treated as though they had been converted into the right to receive the merger consideration.

Q:	What do I need to know?

A:	This proxy statement contains important information regarding the merger, as well as information about T/R Systems and EFI. It also contains important information about factors our board of directors considered in evaluating the merger. We urge you to read this proxy statement carefully, including the Annexes.

Q:	What should I do now? How do I cast my vote?

A:	After carefully reading and considering the information contained in this proxy statement, please fill out, sign and date your proxy card and mail your signed proxy card in the enclosed envelope. Please do this as soon as possible so that your shares are represented at the special meeting. You may also want to vote in person at the special meeting. Your failure to vote or your vote to “abstain” as permitted on the proxy card will have the same effect as a vote against approval and adoption of the merger agreement and the merger.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares with regard to the merger agreement and the merger only if you provide written instructions to your broker concerning how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides you for doing so. If you do not provide instructions to your broker, then your shares will not be voted and this will have the same effect as a vote against approval and adoption of the merger agreement and the merger.

Q:	Can I change my vote after I have mailed my proxy card?

A:	Yes. You can change your vote at any time before the vote is taken at the special meeting. You can change your vote by sending in a later-dated, signed proxy card or a written revocation to our secretary at 1300 Oakbrook Drive, Norcross, Georgia 30093 on or before the business day prior to the special meeting. You can also attend the special meeting in person and vote. Your attendance at the special meeting will not, by itself, revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those voting instructions.

Q:	Who do I contact if I have questions about the special meeting or the merger?

A:	If you have questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, then you should contact our secretary at our executive offices at 1300 Oakbrook Drive, Norcross, Georgia 30093, or by telephone at (770) 448-9008.

SUMMARY

      This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the terms and conditions of the merger agreement, you should carefully read this entire proxy statement and the documents that are attached to it, including the copy of the merger agreement that is attached as Annex A to this proxy statement. We have included page references parenthetically to direct you to a more complete description of certain topics in this summary.

Parties to the Merger

T/R SYSTEMS, INC. 1300 Oakbrook Drive Norcross, Georgia 30093 (770) 448-9008

      T/R Systems, Inc. designs, develops and markets innovative software and hardware applications designed to help organizations manage, store, distribute and produce digital documents. We offer two main digital document applications:

•	the MicroPress®, our digital document production output management system; and

•	Digital StoreFront™, our web-based print job submission, management and control application.

      T/R Systems was incorporated in Georgia in September 1991. Our common stock is traded on the Nasdaq SmallCap Market under the symbol “TRSI.”

ELECTRONICS FOR IMAGING, INC. 303 Velocity Way Foster City, California 94404 (650) 357-3500

      Electronics For Imaging, Inc., referred to in this proxy statement as EFI, is a world leader in imaging solutions for network printing. EFI’s industry-leading core technology offers powerful document management tools, seamless networking, high fidelity color and black-and-white output, and greater productivity and cost efficiency. EFI products support a broad range of printers, copiers, multifunction devices and mobile communications devices and printer speeds of up to 2000 pages per minute in color. EFI has pioneered many innovative imaging solutions, including the Fiery®, EDOX®, Splash™ and DocStreamTM brands of print controllers, VelocityTM workflow software, and PrintMeTM which enables anytime, anywhere printing. Best, headquartered in Germany, is a division of EFI offering an array of inkjet proofing solutions for the graphic arts market. UnimobileTM is EFI’s mobile messaging solution for interactive data delivery. EFI maintains 20 offices worldwide.

      EFI was incorporated in Delaware in 1989. Its common stock is traded on the Nasdaq National Market under the symbol “EFII.”

TRIBECA ACQUISITION CORPORATION 303 Velocity Way Foster City, California 94404 (650) 357-3500

      Tribeca Acquisition Corporation, referred to in this proxy statement as Merger Sub, is a wholly owned subsidiary of EFI incorporated in Georgia in 2003 solely for the purpose of completing the merger. It has not engaged in any business other than in connection with this transaction.

The Special Meeting Time, Date, Place and Purpose (page 22)

      The special meeting of our shareholders will be held at the T/R Systems Corporate Headquarters, 1300 Oakbrook Drive, Norcross, Georgia, on [               ], [               ], 2003 at [     :     p.m.] local

time. At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the merger agreement and the merger.

Record Date, Outstanding Shares and Voting (page 23)

      You are entitled to vote at the special meeting if you owned shares of our common stock as of the close of business on [               ], 2003, the record date for the special meeting. On the record date, there were [               ] shares of our common stock outstanding and entitled to vote. You are entitled to one vote for each share of common stock that you hold of record on the record date.

Quorum and Vote Required (page 23)

      Holders of two-thirds of the outstanding shares of our common stock entitled to vote at the special meeting must be present, in person or by properly executed proxy, to constitute a quorum to consider approving and adopting the merger agreement and the merger. Holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting must vote in favor of the merger agreement and the merger to approve and adopt them.

Shareholder Support Agreement (page 23)

      All of our directors and executive officers, and certain of their affiliates, entered into a shareholder support agreement with EFI and Merger Sub pursuant to which they have agreed to vote the shares of our common stock that they beneficially own “FOR” approval and adoption of the merger agreement and the merger. The shareholders who have agreed to vote their shares “FOR” approval and adoption of the merger agreement collectively own beneficially (as of [               ], 2003) a total of 3,207,063 shares of our common stock, or about 26% of the outstanding shares of our common stock.

The Merger and the Merger Agreement (page 9 and page 25)

      Under the terms of the proposed merger, Merger Sub will merge with and into T/R Systems, and T/R Systems will be the surviving corporation after the merger. As a result of the merger, T/R Systems will cease to be a publicly traded company and will become a wholly owned subsidiary of EFI. A copy of the merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement carefully as it is the legal document that governs the merger.

The Merger Consideration (page 9)

      If we complete the merger, then each outstanding share of our common stock will be converted into the right to receive a cash payment of about $1.57, subject to adjustment, unless the holders exercise dissenters’ rights.

Dissenters’ Rights (page 19)

      Under Georgia law, you are entitled to dissent from the merger and to obtain payment of the fair value of your shares, if you comply with the applicable requirements of Article 13 of the GBCC.

      If you wish to assert your dissenters’ rights, you must:

•	deliver to us before the vote is taken at the special meeting written notice of your intent to demand payment for your shares if the merger is effectuated; and

•	not vote your shares in favor of approval and adoption of the merger agreement and the merger.

Recommendation to Shareholders (page 12)

      Our board of directors believes the merger and the merger agreement are fair to and in the best interests of T/R Systems and its shareholders. In making its determination, our board of directors consulted with T/R Systems’ management, as well as our legal and financial advisors, and considered the terms of the merger agreement and the transactions that it contemplates. Our board of directors unanimously recommends that you vote “FOR” approval and adoption of the merger agreement and the merger.

Opinion of Our Financial Advisor (page 12)

      We retained Raymond James & Associates, Inc. to act as our financial advisor in connection with our evaluation of the proposed merger. Raymond James provided its written opinion, dated September 2, 2003, to our board of directors that, based upon and subject to the various considerations set forth in its opinion, as of the date of the opinion, the consideration to be received by our shareholders pursuant to the terms of the merger agreement is fair from a financial point of view to our shareholders. The opinion of Raymond James was delivered to our board of directors for its consideration of the proposed merger and does not constitute a recommendation as to whether the merger is in your best interest or as to whether you should vote for or against approval and adoption of the merger agreement and the merger. A copy of the full text of the written opinion of Raymond James is attached as Annex B to this proxy statement. We urge you to read the opinion in its entirety.

United States Federal Income Tax Consequences (page 21)

      Your receipt in the merger of cash for your shares of our common stock will be a taxable transaction for United States federal income tax purposes. Generally, for United States federal income tax purposes, you will recognize gain or loss in an amount equal to the difference between the amount of the cash that you receive in the merger and your adjusted tax basis in the shares of our common stock that you surrender in the merger. Any gain or loss will be long-term capital gain or loss if you have held your shares for more than one year. TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND UPON YOUR PARTICULAR FACTS AND CIRCUMSTANCES. YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE MERGER TO YOU.

Interests of Officers and Directors in the Merger (page 17)

      Our directors and executive officers own shares of and other interests in T/R Systems’ common stock and, to that extent, their interests in the merger are the same as yours. However, our directors and executive officers have interests in the merger that are different from your interests as a shareholder. Our board of directors was aware of these interests and considered them, among other matters, in approving and recommending the merger agreement and the merger for your approval. These interests include:

•	employment arrangements between EFI and each of Michael Kohlsdorf and Michael Barry;

•	severance agreements with each of our executive officers;

•	bonuses for Messrs. Kohlsdorf, Barry, Newkirk and Tompkins, four of our executive officers, and for Mr. McGarity, one of our directors; and

•	continuing indemnification and insurance for our directors and executive officers.

Financing of the Merger (page 19)

      EFI has represented that, at the effective time of the merger, it will have available all the funds necessary to pay all of the merger consideration and to pay all of the fees and expenses of EFI in connection with the merger. EFI’s obligation to proceed with the merger is not conditioned upon EFI obtaining financing.

Effective Time of the Merger and Anticipated Date of the Merger (page 19)

      The merger will become effective at the date and time that the parties file a certificate of merger with the Secretary of State of the State of Georgia, or if another date and time is specified in such filing, such specified date and time. Assuming shareholders vote a majority of the outstanding shares of our common stock in favor of approval and adoption of the merger agreement and the merger, and all of the other conditions to closing described in the merger agreement are satisfied or waived, we expect to complete the merger as soon as practicable after the special meeting.

Conditions to Completion of the Merger (page 31)

      The following conditions must be satisfied before we, EFI and Merger Sub are obligated to complete the merger, unless they are waived by us, EFI and Merger Sub, to the extent permitted by law:

•	the merger agreement and the merger shall have been approved and adopted by shareholders owning a majority of our outstanding common stock; and

•	no governmental entity, nor any federal or state court or arbitrator, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order which prevents or prohibits consummation of the merger.

In addition, the obligations of EFI and Merger Sub, on the one hand, and T/R Systems, on the other hand, are subject to additional conditions.

Termination of the Merger Agreement (page 32)

      We and EFI may mutually agree to terminate the merger agreement, whether or not our shareholders have approved the merger agreement.

      Either we or EFI may terminate the merger agreement:

•	if the merger is not consummated prior to December 31, 2003 (except that if all conditions to the merger other than certain regulatory conditions have been satisfied and such regulatory conditions are capable of being satisfied by September 30, 2004, then either we or EFI may extend the merger agreement to a date not later than September 30, 2004);

•	if any governmental entity shall have taken any nonappealable action prohibiting the transactions contemplated by the merger agreement; or

•	if our shareholders fail to approve and adopt the merger agreement and the merger at the special meeting.

      The merger agreement may be terminated by EFI if:

•	our board shall have withdrawn, or adversely modified, or failed upon EFI’s reasonable written request to reconfirm its recommendation of the merger or the merger agreement;

•	our board shall have recommended to our shareholders an acquisition proposal other than the merger or shall have approved a superior acquisition proposal;

•	a tender offer or exchange offer that, if successful, would result in any person or group becoming a beneficial owner of 15% or more of the outstanding shares of our common stock is commenced (other than by EFI or an affiliate of EFI) and our board fails to recommend that our shareholders not tender their shares in such tender or exchange offer;

•	any person (other than EFI or an affiliate of EFI) or group becomes the beneficial owner of 25% or more of the outstanding shares of our common stock;

•	we fail to call or hold our shareholders’ meeting by December 31, 2003, unless extended;

•	we furnish confidential information or data, or engage in negotiations or discussions with another person, in connection with a superior acquisition proposal;

•	since the date of the merger agreement, there has been any company material adverse effect (as defined), and such circumstance is not cured within 30 days after written notice to us; or

•	we breach an obligation in the merger agreement, such breach is not cured within 14 days after written notice to us, and such breach would cause a closing condition not to be satisfied.

      We may terminate the merger agreement if:

•	our board decides to accept a superior acquisition proposal, but only after we provide EFI with five business days’ prior written notice of our intention to terminate the merger agreement and fulfill our obligation to pay EFI’s expenses and a termination fee as described below; or

•	EFI or Merger Sub breaches an obligation in the merger agreement, such breach is not cured within 14 days after written notice to EFI, and such breach would cause a closing condition not to be satisfied.

Expenses and Termination Fee (page 33)

      If the merger agreement is terminated, then under certain circumstances specified in the merger agreement, we will be required to pay EFI a termination fee of $645,000 plus all reasonable out-of-pocket expenses incurred by EFI in connection with the merger up to $150,000.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      Certain statements in this proxy statement are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, referred to in this proxy statement as the Reform Act. These statements are subject to the safe harbor provisions of the Reform Act and include, without limitation, statements regarding the amount of cash per share that T/R Systems shareholders are expected to receive in connection with the merger and T/R Systems’ expectation as to the effective date of the merger. Forward-looking information is based on management’s estimates, assumptions and projections, and is subject to specific uncertainties, many of which are beyond T/R Systems’ control. Important risk factors may cause the actual results to differ materially from those currently estimated by management. Risk factors that could materially affect statements made concerning the merger include, without limitation:

•	the capitalization of T/R Systems on the effective date of the merger, including the number of shares outstanding at that time;

•	the timely receipt of necessary shareholder and other consents and approvals needed to complete the merger, which could be delayed for a variety of reasons related or not related to the merger itself;

•	the fulfillment of all of the other conditions specified in the merger agreement and other transaction documents; and

•	the risk factors and other items that are contained in our reports and documents filed from time to time with the Securities and Exchange Commission, referred to in this proxy statement as the SEC, including our annual report on Form 10-K for the fiscal year ended January 31, 2003 and our subsequent quarterly reports on Form 10-Q for the fiscal quarters ended April 30, 2003 and July 31, 2003.

      We undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere whether as a result of new information, future events or otherwise.

THE MERGER

The Merger Consideration

      As a result of the merger, each outstanding share of common stock of T/R Systems, other than shares held by shareholders exercising dissenters’ rights, will be converted into the right to receive a cash payment. The amount of the cash payment will be determined by dividing $21.5 million by the sum of:

•	the number of shares of common stock of T/R Systems outstanding immediately prior to closing; and

•	the number of shares of T/R Systems common stock issuable upon exercise of options terminated in consideration of an option payment.

      As of [               ], 2003, there were 12,479,415 shares of T/R Systems common stock outstanding. The number of shares outstanding immediately prior to closing will also include shares issuable under the 2000 Employee Stock Purchase Plan, referred to in this proxy statement as the ESPP. Based on current trading prices, a maximum of 10,216 shares of common stock will be issuable under the ESPP, subject to reduction if the merger occurs before January 31, 2004.

      The merger agreement provides that T/R Systems may make payments in respect of options that are in-the-money (i.e., options with an exercise price less than the cash payment per share to be made in respect of outstanding shares of common stock in connection with the merger) in an amount equal to the cash payment per share to be made in respect of outstanding shares in connection with the merger, less the applicable exercise price. No payments may be made in consideration of out-of-the-money options (i.e., options with an exercise price equal to or in excess of the cash payment to be made in respect of outstanding shares of common stock in connection with the merger), unless approved by EFI.

      Assuming option payments are made solely in respect of in-the-money options for 1,167,146 shares of our common stock, and that there are 12,489,631 outstanding shares of common stock at the closing, the merger consideration per share would be $1.5743 per share. This amount will be subject to reduction in the event any payments are made in respect of out-of-the-money options, or if any out-of-the-money options are exercised. While there are out-of-the-money options outstanding for 1,579,999 shares, our directors and executive officers have agreed to termination of options for 1,128,788 of these shares. Of the remaining 451,211 shares subject to out-of-the-money options, only 36,266 are held by persons who do not also hold in-the-money options, for which they will receive some payment. While T/R Systems does not presently intend to request that EFI permit payments to these optionees, if payments were made to them, the merger consideration per share would decline to $1.5701 from $1.5743.

Background of the Merger

      On October 7, 2002, Mr. Michael E. Kohlsdorf, our President and Chief Executive Officer, and Mr. Ghilad Dziesietnik, the Vice President of Software Engineering of EFI, met in Chicago. The meeting had been scheduled at the request of Mr. Dziesietnik. At the meeting, Mr. Dziesietnik suggested that EFI would be interested in exploring purchasing our company or forming a strategic alliance with our company, which might include an investment by EFI in our company. Later in October, Mr. Fred Rosenzweig, the President and Chief Operating Officer of EFI, called Mr. Kohlsdorf to reiterate EFI’s interest in purchasing our company or entering into a strategic alliance.

      In meetings of our board on October 10, 2002 and October 28, 2002, the board discussed these contacts with EFI but determined to take no specific action. There were no relevant contacts between our company and EFI subsequent to October 2002 and prior to April 8, 2003.

      On April 8, 2003, while attending a trade show in New York, Mr. Kohlsdorf met with Mr. Rosenzweig and Mr. Guy Gecht, EFI’s Chief Executive Officer, at the request of Messrs. Rosenzweig and Gecht. At this meeting, Mr. Rosenzweig and Mr. Gecht stated an interest in resuming discussions about EFI acquiring our company.

      At a meeting of our board held April 15, 2003, the board directed Mr. Kohlsdorf to continue discussions with EFI on an exploratory basis to determine EFI’s level of interest and to obtain from EFI a preliminary indication of its valuation of our company. Our board also designated Kevin McGarity, one of the directors, to act as a point of contact between Mr. Kohlsdorf and our board, and requested that Mr. Kohlsdorf consult with and keep Mr. McGarity informed of significant developments in his discussions with EFI.

      On April 17, 2003, Mr. Rosenzweig and Mr. Kohlsdorf spoke by telephone, and Mr. Rosenzweig suggested that EFI might be interested in purchasing our company for between $1.25 to $1.30 per share of our common stock.

      On April 22, 2003, Mr. Kohlsdorf and Mr. Neal Tompkins, our Chief Technology Officer, traveled to EFI’s offices in Foster City, California to meet with representatives of EFI. At that meeting, Mr. Kohlsdorf, on behalf of our company, and EFI entered into a mutual nondisclosure agreement. At the meeting, Messrs. Kohlsdorf, Tompkins, Rosenzweig and Gecht, and Mr. Joseph Cutts, EFI’s Chief Financial Officer, discussed strategic considerations relevant to a potential merger, including the advantages to each party of combining the businesses of the two companies. EFI agreed to provide a specific valuation for our company subsequent to the meeting.

      On May 16, 2003, Mr. Rosenzweig called Mr. Kohlsdorf to report that EFI’s then current valuation for our company was in the low $20 million-plus range, assuming our company would have $5-$6 million in cash on hand at closing.

      On May 22, 2003, our board authorized us to engage Raymond James to act as our financial advisor in respect of a potential sale of the company to EFI, or to any other third party, and to provide our board with an opinion as to the fairness of a potential transaction when, and if, necessary to approve any such sale. On June 10, 2003, we signed an engagement letter with Raymond James.

      On June 6, 2003, Mr. Kohlsdorf met with Mr. Rosenzweig at his request in Atlanta. At that meeting, Mr. Rosenzweig indicated that EFI would be willing to pay $23-$24 million for our company, subject to further due diligence and terms and conditions to be negotiated. Mr. Kohlsdorf indicated that he believed our company’s board of directors would approve a transaction with a valuation in the range of $24-$25 million.

      On June 14, 2003, Mr. Rosenzweig, in a telephone conversation, told Mr. Kohlsdorf that he believed the maximum value that EFI could pay for our company, subject to due diligence and terms and conditions to be negotiated, was approximately $24.5 million. During June 2003, EFI conducted business due diligence, including reviewing certain financial information, our lease commitments, our expenses associated with being a public company, documents and schedules related to our stock options and certain information on our research and development program.

      On June 24, 2003, Mr. Najib Khouri-Haddad, EFI’s Vice President of Business Development, contacted Mr. Kohlsdorf to inform him that, due primarily to our real estate lease commitments, EFI had revised its preliminary valuation for our company to $20.5 million. Mr. Khouri-Haddad further explained that under EFI’s proposal, the price to be paid at closing of the transaction would be adjusted based on our cash at closing and that under EFI’s proposal, the purchase price would be decreased dollar-for-dollar to the extent our cash was below $4 million at closing and increased dollar-for-dollar to the extent our cash was above $4 million at closing. During this time period, Mr. Kohlsdorf suggested to Mr. Khouri-Haddad that EFI’s reduction in its offer was not warranted, and he encouraged EFI to reconsider its proposal once again. On July 7, 2003, Mr. Khouri-Haddad contacted Mr. Kohlsdorf and proposed a $21.5 million valuation for our company, with the same adjustment to the price for cash at closing as described above, and a further adjustment increasing the purchase price for any reduction in our lease commitments we could achieve prior to signing a definitive agreement.

      During July 2003, as directed by our board, Mr. Kohlsdorf contacted certain other potential strategic purchasers for our company. Raymond James also contacted potential strategic purchasers at the direction of Mr. Kohlsdorf. During July and August 2003, we signed confidentiality agreements with three companies that indicated possible interest in exploring an acquisition of our company, and we provided them with preliminary information, including non-public information, to better determine their level of interest in buying our company. Two of the companies that had signed confidentiality agreements requested further information, which we supplied. Mr. Kohlsdorf had discussions about our company with one of these potential interested parties, and Mr. Lyle W. Newkirk, our Chief Financial Officer, had discussions about our company with the other. However, none of these companies made any further contact to pursue a possible acquisition of our company, nor did they make any proposals in this regard.

      During July 2003, EFI continued to conduct its due diligence, including its legal due diligence. On July 24, 2003, at a meeting of our board, Raymond James provided our board with its preliminary views regarding its analysis and valuation of the merger proposal.

      On August 4, 2003, EFI sent us a term sheet containing certain material terms that EFI proposed would apply to the transaction. The terms contained in the draft term sheet as to price and price adjustments were consistent with the proposal made on July 7, 2003. During the period succeeding the receipt of the term sheet through August 13, 2003, the parties and their attorneys discussed the material terms of the transaction, which included terms on valuation, deal approvals, conditions to closing and certain other customary terms. As a result of the negotiations, EFI indicated it would consider an acquisition with a valuation for our company of $21.5 million, with the calculation of our fully diluted capitalization based on the number of our outstanding shares at closing and any options to acquire our shares that would be cancelled prior to closing for a cash payment. The $21.5 million price would be reduced to the extent the premium paid for a directors and officers insurance policy providing liability insurance for our directors and officers for matters arising prior to closing exceeded 200% of the annual premium on our existing policy. This 200% amount was later determined to be $770,000. In the negotiations, EFI also determined to no longer pursue its requirement that the purchase price be adjusted based upon our cash position at closing, and we determined to no longer pursue the term related to increasing the purchase price for any reduction in our lease expense.

      On August 14, 2003, our board met again to review progress on the terms of the proposed transaction. At that time, the board authorized the company to sign a letter agreement requested by EFI, in which we agreed to negotiate exclusively with EFI for 21 days, subject to certain exceptions. The parties believed that this would be sufficient time to negotiate and execute a definitive agreement for the proposed transaction.

      From August 14, 2003 through September 2, 2003, the parties and their counsel negotiated the terms and conditions of the definitive merger agreement. The parties and their counsel also negotiated the terms of a shareholder support agreement in which certain of our shareholders agreed to vote in favor of the merger, as well as a form of agreement not to compete to be entered into by three of our officers effective upon closing of the merger.

      At a special meeting held by teleconference on the evening of September 2, 2003, our board met to consider the merger agreement. Representatives of Jones Day, counsel to the company, summarized the terms of the merger agreement, and also explained the terms of the shareholder support agreement and agreements not to compete. Representatives of Raymond James made a presentation regarding the financial aspects of the merger and gave an oral opinion (which opinion was subsequently confirmed in writing) to the effect that the consideration to be received in the merger by our shareholders was fair, from a financial point of view, as of such date. Our board of directors then unanimously approved the merger agreement. Concurrently with our board’s approval of the merger agreement, our board also authorized our entering into an amendment to our Rights Agreement, dated November 9, 2000, with EquiServe Trust Company, N.A., as rights agent, referred to in this proxy statement as our Rights Agreement, exempting the transactions contemplated by the merger agreement from the effects that would otherwise be triggered under our Rights Agreement. We have entered into such amendment. The parties executed and delivered the merger agreement and related agreements during the evening of September 2, 2003. Prior to the stock markets’ opening on September 3, 2003, we and EFI issued a joint press release announcing the merger.

Board Recommendations; Reasons for the Merger

      In reaching its conclusion to approve the merger agreement, our board of directors consulted with our senior management, as well as our company’s financial and legal advisors, and considered a variety of factors, the principal ones being the following:

•	the financial presentation of Raymond James, including its opinion as to the fairness, from a financial point of view, of the consideration that the holders of our common stock would receive in the merger;

•	that the consideration to be paid in cash to our shareholders in the merger represented an approximately 87% premium over the closing sales price of our common stock on September 2, 2003, the day on which our board met to approve the merger;

•	the current, historic and outlook for future valuation levels of our common stock, which have been affected by, among other things, our small capitalization, limited trading volume, historic financial performance and general market conditions;

•	our company’s historic operating results and financial condition;

•	the present and anticipated operating and competitive environment for our business, and the belief that shareholder value may be maximized by selling our company to a larger, better capitalized company;

•	that we, and at our direction Raymond James, contacted a number of potential acquirers and these parties did not choose to make an offer to purchase our company;

•	the terms and conditions of the merger agreement, which were viewed by our board of directors to be favorable to our company; and

•	the provisions of the merger agreement that, in the context of an unsolicited bona fide offer from any third party to acquire our company, enable our board to terminate the merger agreement and accept a better offer, subject to paying to EFI a $645,000 termination fee and reimbursing EFI for its expenses up to $150,000, and compliance with the other related terms of the merger agreement.

      In view of the variety of factors considered in connection with the evaluation of the merger and the merger agreement, our board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered in its determination. In addition, individual directors may have given different weights to different factors.

      Based upon this analysis, our board of directors unanimously approved the merger agreement and recommended that the shareholders approve and adopt the merger agreement and the merger.

Opinion of Our Financial Advisor

      As previously mentioned, pursuant to an engagement letter dated June 10, 2003, we retained Raymond James to act as our financial advisor in connection with our evaluation of the merger proposal. On September 2, 2003, at a meeting of our board of directors, Raymond James delivered its oral opinion (subsequently confirmed in writing) that, as of that date, the consideration to be received by our shareholders pursuant to the terms of the merger agreement is fair, from a financial point of view, to our shareholders.

      The full text of Raymond James’ written opinion, dated September 2, 2003, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by Raymond James in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read Raymond James’ opinion in its entirety. The summary of the Raymond James opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

      The Raymond James opinion was delivered to our board of directors for its consideration of the proposed merger and is not a recommendation to you as to whether the merger is in your best interest or as to whether you should vote for or against the merger.

      Documents Reviewed and Assumptions Made by Raymond James in Issuing its Opinion. In connection with its review of the proposed merger and the preparation of its opinion, Raymond James, among other things:

•	reviewed the financial terms and conditions set forth in the merger agreement;

•	reviewed our audited financial statements as of and for the years ended January 31, 2001, 2002 and 2003, our unaudited financial statements for the period ended April 30, 2003 and our earnings release for the period ended July 31,2003;

•	reviewed our annual reports filed on Form 10-K for the years ended January 31, 2001, 2002 and 2003, and our quarterly report filed on Form 10-Q for the quarter ended April 30,2003;

•	reviewed other T/R Systems financial and operating information requested from or provided by us;

•	reviewed certain other publicly available information on T/R Systems and any other information Raymond James deemed relevant to its inquiry; and

•	discussed with members of our senior management information relating to the aforementioned and any other matters which Raymond James deemed relevant to its inquiry.

      For the purposes of its opinion, Raymond James assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to Raymond James by us, our management, or any other party. Raymond James has undertaken no duty or responsibility to verify independently any of such information. Raymond James has not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of T/R Systems. With respect to financial forecasts and other information and data regarding T/R Systems provided to or otherwise reviewed by or discussed with Raymond James, Raymond James assumed that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of our management, and Raymond James relied upon our management to promptly advise it of any inaccuracies in information previously provided, or if any information previously provided became inaccurate or needed to be updated during the period of its review.

      Raymond James’ opinion is based on market, economic, financial and other circumstances and conditions existing and disclosed to Raymond James as of the market close on August 29, 2003. Any material change in such circumstances and conditions would require a reevaluation of its opinion, which Raymond James has not been requested to undertake. Raymond James’ opinion did not address the relative merits of the merger as compared to any other business strategy considered by us in contemplation of the merger.

      In rendering its opinion, Raymond James assumed that the merger would be consummated on the terms described in the merger agreement. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without being waived. Raymond James also assumed that any material governmental, regulatory or other consents and approvals necessary in connection with the merger will be obtained and that, in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which we are a party, as contemplated by the merger agreement, no restrictions will be imposed, or amendments, modifications or waivers made, that would have any material adverse effect on us. In its review and analysis and in arriving at its opinion, Raymond James assumed that the aggregate merger consideration would be $21.5 million (subject to reduction as set forth in the merger agreement) and that our shareholders would receive about $1.57 per share in cash consideration. The amount of consideration to be paid to our shareholders if the merger is consummated was not determined or recommended by Raymond James, but rather, was the result of arm’s length negotiations between T/R Systems and EFI.

      Analysis Conducted by Raymond James. In accordance with customary investment banking practice, Raymond James performed four separate and distinct analyses, all of which are generally accepted valuation methods, in order to form an opinion as to whether the cash consideration proposed to be paid to our shareholders is fair from a financial point of view. The analyses conducted were:

•	Comparable Publicly Traded Company Analysis — In this analysis, Raymond James used operating data and performance measures from publicly traded companies deemed to be comparable to T/R Systems to imply a range of per share prices for T/R Systems. This range was then compared to the merger consideration to be paid to our shareholders.

•	Precedent Transaction Analysis — In this analysis, Raymond James compared the merger consideration to be paid to our shareholders to an implied range of prices per share of T/R Systems common stock derived from data obtained from transactions deemed to be comparable to the merger.

•	Premiums Paid Analysis — In this analysis, Raymond James compared the merger consideration to be paid to our shareholders to a range of prices per share derived from premiums paid for publicly announced comparable transactions. Raymond James analyzed the premiums paid in recent publicly announced transactions between $10 and $50 million, excluding financial institutions.

•	Discounted Cash Flow Analysis — In this analysis, Raymond James used our management’s forecasts for the fiscal years 2004 through 2006 to determine the present value of T/R Systems’ free cash flows and terminal value to derive an implied per share value based on the present value of the cash flows.

      As a first step in ultimately determining the implied value of T/R Systems in each of the Comparable Publicly Traded Company Analysis and the Precedent Transaction Analysis described above, Raymond James calculated multiples of enterprise value for each of the comparable companies or precedent transactions. For purposes of these analyses, Raymond James defined “enterprise value” for each company as its market capitalization plus its total debt (including preferred stock) less its cash and cash equivalents. Raymond James utilized public data for the last 12 months, referred to in this proxy statement as LTM, for the comparable companies or transactions and calculated enterprise value as a multiple of each of the companies’ LTM revenue. Although Raymond James reviewed the multiples provided by other operating results, including earnings before interest, taxes, depreciation and amortization, referred to in this proxy statement as EBITDA, earnings before interest and taxes, referred to in this proxy statement as EBIT and net income of the comparable public companies, these multiples were not used in the analysis because T/R Systems’ operating results were negative.

      Raymond James utilized the revenue multiple because it is widely recognized and accepted as a valuation measure. Once Raymond James determined the ranges for the multiple, it applied the multiple to the corresponding financial data for T/R Systems for the LTM ended July 31, 2003 in order to determine a range of implied enterprise values for T/R Systems. From the implied enterprise value, Raymond James subtracted our net debt as of July 31, 2003 in order to arrive at the range of implied values per share for T/R Systems, against which the proposed $1.57 per share cash consideration can be compared. Raymond James defined net debt as total debt minus cash and cash equivalents.

      In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of T/R Systems. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which business or securities might be sold.

      It is important to note that no company used by Raymond James is directly comparable to T/R Systems and no transaction used by Raymond James is directly comparable to the merger. Accordingly, a complete understanding of the results of the analysis cannot be limited to a quantitative review of such analysis. Rather, a full understanding of the results involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors. Raymond James has concluded that all of the analyses, taken together and in their entirety, support Raymond James’ opinion. In addition, no single analysis should be considered conclusive as to the fairness of the proposed purchase price, but rather as one of several factors considered by Raymond James in forming its opinion.

      Comparable Publicly Traded Company Analysis. Raymond James analyzed selected historical financial, operating, and market data of T/R Systems and other publicly traded companies that Raymond James deemed to be comparable to T/R Systems. The purpose of this analysis is to use certain operating data of the comparable companies to derive or imply a value per share of T/R Systems against which the proposed purchase price may be compared. The companies deemed by Raymond James to be reasonably comparable to T/R Systems in terms of products offered and markets served were:

Output Management Solutions Companies
Adobe Systems, Inc.
CREO, Inc.
Electronics For Imaging, Inc.
Peerless Systems, Inc.

Document Management Solutions Companies
DocuCorp International, Inc.
Documentum, Inc.
Document Sciences Corp.

      Raymond James examined certain publicly available financial data of the publicly traded comparable companies. The following table summarizes the results of this analysis.

Market Multiples

Public Comparables	Range	Mean	Median

Total Enterprise Value/LTM Revenue	0.3x – 7.2x	2.2x	1.2x

      Raymond James then multiplied the ratios shown above with T/R Systems’ revenues for the LTM ended July 31, 2003. Raymond James then subtracted T/R Systems’ net debt as of July 31, 2003 in order to determine a range of implied values per share for T/R Systems for each of the above financial measures against which the proposed $1.57 per share purchase price may be compared. The following table shows the results of this analysis for each of the above financial measures:

	Implied Value per Share ($)

Public Comparables	Range	Mean	Median

Total Enterprise Value/LTM Revenue	0.75 – 8.47	2.86	1.75

      The table shows for each financial measure a range of implied values per share and a related mean and median.

      Precedent Transaction Analysis. Raymond James compared the proposed merger with selected comparable merger and acquisition transactions. The purpose of this analysis is to use certain data from the comparable transactions to derive or imply a value per share of T/R Systems against which the proposed purchase price may be compared. The sample was limited to transactions within the industry in which T/R Systems participates and transactions for which information was publicly available. Raymond James utilized the following transactions for purposes of this analysis:

Target	Acquirer

ImageX, Inc.	Kinko’s, Inc.
Printcafe Software	Electronics For Imaging, Inc.
Accelio Corporation	Adobe Systems, Inc.
Indigo NV	Hewlett Packard Co.
Treev, Inc.	CE Computer Equipment AG
Splash Technology Holdings, Inc.	Electronics For Imaging, Inc.
Scitex (Digital Preprint/Print on Demand)	Creo, Inc.
Document Management Services	e-doc Group PLC

      Raymond James examined certain publicly available financial data of the comparable transactions. The following table summarizes the results of this analysis:

	Market Multiples

Precedent Transactions	Range		Mean		Median

Total Enterprise Value/LTM Revenue	0.5x – 4.3	x	1.7	x	1.0	x

      Raymond James then multiplied the ratios shown above by T/R Systems’ revenues for the LTM ended July 31, 2003. These results were then combined to result in a range of enterprise values for T/R Systems’ combined operations. Raymond James then subtracted T/R Systems’ net debt as of July 31, 2003 in order to determine a range of implied values per share for T/R Systems for each of the above financial measures against which the proposed $1.57 per share may be compared. The following table shows the results of this analysis for each of the above financial measures:

	Implied Value per Share ($)

Precedent Transactions	Range	Mean	Median

Total Enterprise Value/LTM Revenue	0.93 – 5.20	2.28	1.53

      Similar to the results of the Comparable Publicly Traded Company Analysis, this table shows for each financial measure a range of implied values per share and the related mean and median.

      Premiums Paid Analysis. Raymond James analyzed the premiums paid in publicly announced middle market acquisition transactions announced since January 1, 2002 with transaction values from $10 million to $50 million, excluding financial institutions. The purpose of this analysis is to use data relating to premiums paid in recent, similar-sized transactions in order to derive an implied price per share of T/R Systems against which the proposed purchase price may be compared. Raymond James derived the high and low, as well as the mean and the median, premiums paid over the targets’ stock prices four weeks before the announcement date, one week before the announcement date, and one day before the announcement date from the available data. The results are shown in the following table:

	Market Transaction Premiums (%)

	Range	Mean	Median

1 Day Prior	-78.0 – 227.0	60.0	52.0
1 Week Prior	-80.0 – 195.0	64.0	56.0
4 Weeks Prior	-82.0 – 229.0	83.0	63.0

      Raymond James then applied the premiums it derived from its analysis to T/R Systems’ stock prices four weeks, one week, and one day prior to August 29, 2003, to determine implied values per share for T/R Systems. August 29, 2003 was the last date that trading data was available prior to the delivery of Raymond James’ opinion. The following table shows the implied price per share of T/R Systems resulting from this analysis:

	Implied Price/Share ($)

	Range	Mean	Median

1 Day Prior	0.18 – 2.75	1.35	1.28
1 Week Prior	0.16 – 2.39	1.33	1.26
4 Weeks Prior	0.17 – 3.13	1.74	1.55

      Raymond James then compared these results to the $1.57 proposed per share merger consideration to be paid to our shareholders.

      Discounted Cash Flow Analysis. Raymond James performed a discounted cash flow, referred to in this proxy statement as DCF, analysis to estimate the present value of the free cash flows projected to be generated by T/R Systems over the next three years. The projections used in the DCF for fiscal years 2004-2006, were prepared by T/R Systems management. For the periods after 2006, terminal values were calculated by multiplying exit multiples ranging from 6.0 to 10.0 to the projected EBITDA of T/R Systems in 2006. This range of exit multiples was derived from an analysis of multiples of the comparable transactions described earlier.

      Additionally, discount rates ranging from 17.0% to 21.0% were selected to reflect the risk inherent in our business and our forecasts. Based on this analysis, T/R Systems’ implied per share value ranged from $1.10 to $1.68, with a midpoint of $1.38.

      DCF analysis is a widely used valuation methodology, but it relies on numerous assumptions, including assets and earnings growth rates, terminal values, and discount rates. This analysis is not necessarily indicative of the actual present or future value or results of T/R Systems, which may be significantly more or less favorable than suggested by such analysis.

      Summary. The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances involved. Such an opinion is therefore not readily susceptible to partial analysis or summary description and taking portions of the analyses set out above, without considering the analyses as a whole, would, in the opinion of Raymond James, create an incomplete and misleading picture of the processes underlying the analyses considered in rendering Raymond James’ opinion. Raymond James did not form an opinion as to whether any individual analysis, considered in isolation, supported or failed to support its opinion. In arriving at its opinion, Raymond James considered the results of all such analyses and did not assign specific weights to particular analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The analyses performed by Raymond James, particularly those based on forecasts, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Raymond James’ analysis of the fairness, from a financial point of view, to our shareholders of the consideration to be paid by EFI pursuant to the merger agreement. The opinion of Raymond James was one of many factors taken into consideration by our board in making its determination to approve the merger. T/R Systems imposed no limitations on the scope of analyses performed, or opinion expressed, by Raymond James. The summary in this proxy statement of Raymond James’ opinion is qualified in its entirety by reference to the full text of Raymond James’ opinion. Raymond James does not, however, make any recommendation to our shareholders, or to any other person or entity, as to whether such shareholders should vote for or against the merger.

      Pursuant to our engagement letter, we agreed to pay Raymond James (1) a fee of $150,000 upon delivery of its fairness opinion or its determination that it was unable to deliver a fairness opinion and (2) a fee of $200,000 for general advisory services upon the closing of the merger. In addition, we agreed to reimburse Raymond James for its reasonable out-of-pocket expenses, up to $25,000.

      As a condition of the engagement, we have also agreed to indemnify and hold harmless Raymond James, together with its officers, directors, employees and agents, and each person, if any, who controls Raymond James, and any such person’s affiliates, from any and all liabilities or claims of any kind or nature, relating to or arising out of Raymond James’ engagement.

      Raymond James & Associates, Inc., a subsidiary of Raymond James Financial, Inc., is a nationally recognized investment banking firm. Raymond James and its affiliates, as part of their investment banking activities, are regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of transactions. We selected Raymond James as our financial advisor on the basis of Raymond James’ experience and expertise in mergers and acquisitions transactions.

Interests of Officers and Directors in the Merger

      Our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally, and which are described below. Our board was aware of these interests, and considered them, among other matters, in approving the merger agreement and recommending it and the merger for your approval.

      Stock Options. Each outstanding option to purchase shares of T/R Systems common stock will become fully vested and exercisable on the business day prior to the closing of the merger. As a result, all options held by directors and executive officers, as well as all other employees, will become vested. The following chart sets forth the number of shares subject to options held by each director and executive officer, as well as the cash payment expected to be paid to each of such persons, in respect of such person’s in-the-money options, assuming the merger consideration equals $1.5743 per share. None of such persons will receive any payment in respect of such person’s out-of-the-money options.

Number of Shares Underlying

Unexercised Options

			Expected
			Cash
Name	In-the-Money	Out-of-the-Money	Payment

Michael E. Kohlsdorf	210,909	310,000	$209,479
E. Neal Tompkins	170,000	165,000	155,931
Michael W. Barry	150,606	180,152	144,526
Michael T. Liess	100,000	180,000	116,430
Lyle W. Newkirk	76,285	133,636	77,779
Joseph R. Chinnici	35,000	0	33,600
C. Harold Gaffin	19,849	35,000	15,968
Barbara A. Pellow	15,000	20,000	12,114
Philip T. Gianos	10,000	35,000	6,743
Kevin J. McGarity	10,000	35,000	6,743
Charles H. Phipps	10,000	45,000	6,743

      Employment Arrangements. EFI and each of Messrs. Kohlsdorf and Barry have agreed to their continued employment after the merger on the following terms. Mr. Kohlsdorf will receive a base salary of $275,000 and will be eligible for an annual bonus of $55,000. In addition, he will receive options to purchase 40,000 shares of EFI common stock, which will vest 1/3 after one year and thereafter ratably each month over the following two years. If Mr. Kohlsdorf remains employed by EFI for 12 months or is terminated within 12 months, other than for cause, he will be entitled to a lump sum severance payment equal to $275,000. Mr. Barry will receive a base salary of $185,000 and will be eligible for a bonus of $37,000 payable one year from closing of the merger. In addition, he will receive options to purchase 15,000 shares of EFI common stock, which will vest 1/3 after one year and thereafter ratably each month over the following two years. If Mr. Barry remains employed by EFI for 12 months or is terminated within 12 months, other than for cause, he will be entitled to a lump sum severance payment of $185,000.

      Severance Agreements. The merger agreement will constitute a change of control under agreements with Messrs. Barry, Liess, Newkirk and Tompkins. The employment arrangement described above for Mr. Barry supercedes the earlier agreement with Mr. Barry to the extent the terms are inconsistent. Under these agreements, each officer is entitled to receive his base salary for twelve months following the merger, as well as health plan and insurance benefits if such officer is not offered a position of similar stature and compensation. The base salaries of the executives are as follows: Mr. Barry — $185,000; Mr. Liess — $200,000; Mr. Newkirk — $150,000; and Mr. Tompkins — $175,000.

      Bonuses. In recognition of their work performed and to be performed in connection with the proposed merger, the compensation committee of our board of directors has approved bonuses for certain executive officers and one director payable on closing of the merger. The individuals eligible for these bonuses and the amounts of the bonuses are as follows: Mr. Kohlsdorf — $140,000; Mr. Newkirk — $75,000; Mr. Barry — $10,000; Mr. Tompkins — $10,000; and Mr. McGarity — $15,000. Mr. McGarity’s bonus is in recognition of assistance he provided to Mr. Kohlsdorf, particularly in his communications with the board.

      Employee Stock Purchase Plan. Messrs. Newkirk and Barry are participants in our ESPP and will each be entitled to purchase a maximum of 433 shares of our common stock on the day preceding the closing of the merger. Under that plan, the purchase price per share is 85% of the lesser of the price of our common stock on the first day and the last day of the relevant offering period. Based on the price of our common stock on August 1, 2003 of $0.95 per share, and assuming the maximum number of shares are issued under the ESPP and that the cash payment per share in the merger is $1.57, each of Messrs. Newkirk and Barry will receive $331.00, representing the excess of the merger price over the cost of their shares under the plan.

      Indemnification and Insurance. EFI has agreed that the indemnification obligations in T/R Systems’ articles of incorporation and bylaws shall remain in place for six years after the merger. In addition, T/R Systems intends to obtain a prepaid insurance and indemnification policy with a term of six years to provide the current directors and officers coverage for events that occur prior to the merger. See “The Merger Agreement — Indemnification of Directors and Officers.”

Financing of the Merger

      EFI has represented that, at the effective time of the merger, it will have available all the funds necessary to pay all of the merger consideration and to pay all of the fees and expenses of EFI in connection with the merger. EFI’s obligation to proceed with the merger is not conditioned upon EFI obtaining financing.

Procedure for Receiving Merger Consideration

      Promptly after the merger is completed, each holder of shares of our common stock outstanding immediately prior to the effective time of the merger will receive a letter of transmittal and instructions to exchange common stock certificates for payment of the merger consideration. Upon your surrender of a stock certificate or stock certificates and a properly signed letter of transmittal to the exchange agent, you will be entitled to receive the merger consideration for the number of shares you surrender.

Effective Time of the Merger and Anticipated Date of the Merger

      The merger will become effective at the date and time that the parties file a certificate of merger with the Secretary of State of the State of Georgia, or if another date and time is specified in such filing, such specified date and time. Assuming shareholders vote a majority of the outstanding shares of our common stock in favor of approval and adoption of the merger agreement and the merger, and all of the other conditions to closing set forth in the merger agreement are satisfied or waived, we expect to complete the merger as soon as practicable after the special meeting.

Dissenters’ Rights

      Under Georgia law, you are entitled to dissent from the merger and to obtain payment of the fair value of your shares if you comply with the applicable requirements of Article 13 of the Georgia Business Corporation Code, or GBCC.

      If you wish to assert your dissenters’ rights, you must:

•	deliver to us, before the vote is taken at the special meeting, written notice of your intent to demand payment for your shares if the merger is effectuated; and

•	not vote your shares in favor of approval and adoption of the merger agreement and the merger.

      Merely voting against the merger, however, will not satisfy your notice requirement if you intend to exercise your dissenters’ rights. You must follow the steps outlined above in order to be entitled to payment of “fair value” of your shares. Failure to vote against the merger will not constitute a waiver of your dissenters’ rights.

      If the merger is approved, we will be required to deliver a written dissenters’ notice to all holders of T/R Systems common stock who satisfied the above requirements. We will be required to send this notice no later than 10 days after the merger is approved.

      The notice must:

•	state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

•	inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

•	set a date by which we must receive the payment demand, which cannot be fewer than 30 nor more than 60 days after the date our written dissenters’ notice is delivered; and

•	be accompanied by a copy of Article 13 of the GBCC on dissenters’ rights along with the notice.

      If you properly assert your dissenters’ rights and we send you a dissenters’ notice, you will have to demand payment and deposit your certificates in accordance with the terms of the notice. If you do not demand payment or deposit your share certificates where required, each by the date set forth in the dissenters’ notice, you will not be entitled to payment for your shares under Article 13.

      Within 10 days of the later of the date the merger is effectuated or receipt of a payment demand, we, by notice to each dissenter who complied with the terms of the dissenters’ notice, must offer to pay to such dissenter the amount which we estimate to be the fair value of the dissenters’ shares, plus accrued interest. The offer of payment must be accompanied by:

•	our balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

•	a statement of our estimate of the fair value of the shares;

•	an explanation of how the interest was calculated;

•	a statement of the dissenters’ right to demand payment under Section 14-2-1327 of the GBCC; and

•	a copy of Article 13 of the GBCC on dissenters’ rights.

      If you are a dissenting shareholder who accepts our offer by written notice to us within 30 days after our offer or are deemed to have accepted such offer by failure to respond within those 30 days, payment for your shares will be made within 60 days after the making of the offer or effectuating the merger, whichever is later. If we do not effectuate the merger within 60 days after the date set for demanding payment and depositing share certificates, we will have to return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. If, after returning deposited certificates and releasing transfer restrictions, we then effectuate the merger, we would be required to send a new dissenters’ notice and repeat the payment demand procedure.

      A dissenter may notify us in writing of such shareholder’s own estimate of the fair value of the shares and amount of interest due, and demand payment thereof, if:

•	the dissenter believes that the amount offered by us is less than the fair value of the shares or that the interest due is incorrectly calculated; or

•	we, having failed to effectuate the merger, do not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

•	A dissenter waives the right to demand payment and would be deemed to have accepted our offer unless the dissenter were to notify us of his, her or its demand in writing in the manner described above within 30 days after we offered payment for such shareholder’s shares.

      If we do not offer payment within the specified time:

•	the dissenting shareholder may demand our balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any, and we would be required to provide the information to the shareholder within ten days after receipt of a written demand for the information; and

•	the shareholder, at any time within a three year period following the merger, may notify us of such shareholder’s own estimate of the fair value of the shares and the amount of interest due and demand payment of his estimate of the fair value of such shareholder’s shares and interest due.

      If a demand for payment remains unsettled, we will be required to commence a proceeding within 60 days after receiving the payment demand and petition the superior court in Fulton County, Georgia, where our registered office is located, to determine the fair value of the shares and accrued interest. If we fail to commence the proceeding within the 60 day period, we will be required to pay each dissenter whose demand remains unsettled the amount demanded. The court may assess the costs of such proceedings, and the fees and expenses of attorneys, against us or against the dissenter, to the extent the court finds the dissenter acted arbitrarily, vexatiously or not in good faith. No action by a dissenter to reinforce the dissenters’ rights may be brought more than three years after the merger.

      A copy of the relevant sections of the GBCC regarding dissenters’ rights is attached as Annex C to this proxy statement.

United States Federal Income Tax Consequences

      The following discussion summarizes certain U.S. federal income tax consequences of the merger to U.S. Holders (as defined below) of our common stock. This discussion is based upon the Internal Revenue Code, Treasury Regulations promulgated under the Internal Revenue Code, court decisions, published positions of the Internal Revenue Service, and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold shares of our common stock as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special treatment under U.S. federal income tax laws, such as tax exempt organizations, Non-U.S. Holders (as defined below), financial institutions, insurance companies, broker-dealers, holders who hold shares of our common stock as part of a hedge, straddle, wash sale, synthetic security, conversion transaction, or other integrated investment comprised of shares of our common stock and one or more investments, holders with a “functional currency” (as defined in the Internal Revenue Code) other than the U.S. dollar, and persons who acquired our shares in compensatory transactions. Further, this discussion does not address any aspect of state, local or foreign taxation, and this discussion does not address the tax consequences to holders of our shares who exercise dissenters’ rights under the GBCC. No ruling has been or will be obtained from the Internal Revenue Service regarding any matter relating to the merger and no assurance can be given that the Internal Revenue Service will not assert, or that a court will not sustain, a position contrary to any of the tax aspects described below.

      For purposes of this discussion, a “U.S. Holder” means a holder that is:

•	a citizen or resident of the United States;

•	a corporation, a partnership or an entity treated as a corporation or a partnership for U.S. federal income tax purposes created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (a) the administration over which a U.S. court can exercise primary supervision and (b) all of the substantial decisions of which one or more U.S. persons have the authority to control and certain other trusts considered U.S. Holders for U.S. federal income tax purposes.

      A “Non-U.S. Holder” is a holder other than a U.S. Holder.

      If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our shares, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Holders of our shares that are partnerships and partners in these partnerships are urged to consult their tax advisors regarding the U.S. federal income tax consequences of owning and disposing of our shares in the merger.

      THIS SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGER TO YOU. WE URGE YOU TO CONSULT A TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER IN LIGHT OF YOUR OWN SITUATION.

      The receipt of cash in exchange for shares of our common stock will be a taxable transaction for U.S. federal income tax purposes. Generally, a U.S. Holder will recognize gain or loss in an amount equal to the difference between the amount of the cash received by the U.S. Holder in the merger and the U.S. Holder’s adjusted tax basis in the shares of our common stock surrendered in the merger. Any gain or loss will be long-term capital gain or loss if the U.S. Holder held the shares of our common stock for more than one year.

      U.S. federal income tax laws require that a holder of our shares provide the exchange agent with his or her correct taxpayer identification number, which is, in the case of a U.S. Holder who is an individual, a social security number, or, in the alternative, establish a basis for exemption from backup withholding. Exempt holders, including, among others, corporations, are not subject to backup withholding and reporting requirements. If the correct taxpayer identification number (and certification that a holder is not subject to backup withholding) or an adequate basis for exemption is not provided, a holder will be subject to backup withholding on any reportable payment. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against that U.S. Holder’s U.S. federal income tax and may entitle the U.S. Holder to a refund, if the required information is furnished to the Internal Revenue Service.

Regulatory Approvals

      Other than the filing of proxy materials with the SEC, no federal or state regulatory requirements or approvals are necessary in connection with the merger.

THE SPECIAL MEETING

Date, Time and Place

      We are furnishing this proxy statement to you in connection with the solicitation of proxies by our board of directors for use at the special meeting of our shareholders. The special meeting will be held at the T/R Systems Corporate Headquarters, 1300 Oakbrook Drive, Norcross, Georgia, 30093 on [                    ], [                    ], 2003 at [     :      p.m.] local time.

Purpose of the Special Meeting

      At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 2, 2003, by and among Electronics For Imaging, Inc., referred to in this proxy statement as EFI, Tribeca Acquisition Corporation, a newly formed Georgia corporation and wholly owned subsidiary of EFI, referred to in this proxy statement as Merger Sub, and T/R Systems, Inc., pursuant to which Merger Sub will be merged with and into T/R Systems, with T/R Systems as the surviving entity, and each outstanding share of T/R Systems common stock will be cancelled and converted into the right to receive a cash payment of about $1.57, subject to adjustment.

      Our board of directors has determined that the merger is fair to and in the best interests of T/R Systems and its shareholders and has unanimously approved the merger agreement and declared its advisability. Our board of directors unanimously recommends that you vote “FOR” approval and adoption of the merger agreement and the merger.

Record Date, Outstanding Shares and Voting

      Only holders of record of our common stock at the close of business on the record date of [                    ], 2003 are entitled to notice of, and to vote at, the special meeting. On the record date, there were [                    ] shares of common stock issued and outstanding held by about [                    ] shareholders of record. You are entitled to one vote for each share of our common stock that you held of record on the record date.

Quorum and Required Vote

      Holders of two-thirds of the outstanding shares of our common stock entitled to vote at the special meeting must be present, in person or by properly executed proxy, to constitute a quorum to consider approving and adopting the merger agreement and the merger. If you return a properly executed proxy card and you have abstained from voting on approval and adoption of the merger agreement and the merger, then the common stock that the proxy represents will be considered present at the special meeting for purposes of determining a quorum and will have the effect of a vote against approval and adoption of the merger agreement and the merger. Similarly, if a broker or bank holding shares returns an executed proxy card that indicates that the broker or bank does not have authority to vote on approval and adoption of the merger agreement and the merger, then the shares will be considered present at the meeting for purposes of determining the presence of a quorum and will have the effect of a vote against approval and adoption of the merger agreement and the merger. If a quorum is not present at the special meeting, then we expect that we will seek to postpone or adjourn the special meeting to solicit additional proxies voting “FOR” approval and adoption of the merger agreement and the merger.

      Holders of a majority of the outstanding shares of our common stock entitled to vote must vote in favor of the merger agreement and the merger to approve and adopt them. If the holders of a majority of the outstanding shares of our common stock do not vote in favor of approval and adoption of the merger agreement and the merger, then we expect that we will seek to postpone or adjourn the special meeting to solicit additional proxies voting “FOR” approval and adoption of the merger agreement and the merger.

Shareholder Support Agreement

      On September 2, 2003, all of our directors and executive officers, and certain of their affiliates, entered into a shareholder support agreement with EFI and Merger Sub, pursuant to which they agreed to vote all of the shares of our common stock that they beneficially own “FOR” approval and adoption of the merger agreement and the merger. As of [                    ], 2003, these shareholders beneficially owned 3,207,063 shares of our common stock. Accordingly, approximately 26% of our outstanding shares of common stock are subject to the terms of the shareholder support agreement. The shareholder support agreement contains standard representations and warranties on behalf of each shareholder. Each shareholder agreed not to transfer or otherwise dispose of his, her or its shares, except in limited circumstances. Each shareholder also agreed not to enter into any voting arrangement or understanding in connection with any acquisition proposal other than the merger or take any action that would make any representation or warranty of the shareholder untrue or incorrect or have the effect of preventing or disabling the shareholder from performing his, her or its duties under the shareholder support agreement. The shareholder support agreement terminates upon the earliest of 5:00 p.m., California time, on September 30, 2004, the expiration or termination of the merger agreement or the effective time of the merger.

Voting Proxies

      The proxies will vote all shares of our common stock that represent properly executed proxies received before or at the special meeting, that are not properly revoked, in accordance with the instructions indicated on those proxies. If you do not indicate your instructions on a properly executed proxy card, then the proxies will vote the common stock that the proxy represents “FOR” approval and adoption of the merger agreement and the merger.

Revocation of Proxies

      You may revoke your proxy at any time before it is voted by:

•	completing and delivering to our secretary a new proxy card or written notice of revocation dated later than the original proxy card; or

•	attending the special meeting and voting in person.

      Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy. We must receive any written notice of revocation or subsequent proxy prior to the vote at the special meeting, and you should send it to us at T/R Systems, 1300 Oakbrook Drive, Norcross, Georgia 30093, Attention: Secretary, if sent by hand delivery, express mail or overnight courier. If you have given your broker or bank instructions to vote your shares, then you must follow the directions you receive from your broker or bank to change your vote or to vote in person at the special meeting.

Solicitation of Proxies

      We will bear the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies from shareholders by telephone, e-mail, telecopy or in person. We will make arrangements with brokerage firms and other custodians, nominees, fiduciaries and other record holders to forward solicitation materials to the beneficial owners of shares held of record by such persons, and we will reimburse such record holders for related reasonable out-of-pocket expenses.

THE MERGER AGREEMENT

      THE FOLLOWING IS A BRIEF SUMMARY OF THE MATERIAL PROVISIONS OF THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS ANNEX A TO THIS PROXY STATEMENT AND WE INCORPORATE THE MERGER AGREEMENT INTO THIS PROXY STATEMENT BY REFERENCE. THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. WE URGE YOU TO READ THE MERGER AGREEMENT IN ITS ENTIRETY FOR A MORE COMPLETE DESCRIPTION OF THE TERMS AND CONDITIONS OF THE MERGER AND RELATED MATTERS.

The Merger

      Pursuant to the terms of the merger agreement, at the effective time of the merger, Merger Sub will be merged with and into T/R Systems. At the effective time of the merger, the separate existence of Merger Sub will cease and T/R Systems will continue as the surviving corporation and will become a wholly owned subsidiary of EFI. The articles of incorporation and bylaws of the surviving corporation will be amended in their entirety to contain the provisions of the articles of incorporation and bylaws of Merger Sub immediately before the effective time of the merger, and the merger will have all the effects provided by applicable law.

Effective Time of the Merger

      The merger will become effective at the date and time the parties file a certificate of merger with the Secretary of State of the State of Georgia, or if another date and time is specified in such filing, such specified date and time. The directors of Merger Sub immediately prior to the effective time of the merger shall be the initial directors of the surviving corporation and the officers of T/R Systems shall be the initial officers of the surviving corporation. The merger will take place as soon as practicable after the satisfaction or, if permissible, waiver of certain conditions contained in the merger agreement, including approval of the merger agreement by our shareholders and the absence of any governmental order or court proceeding prohibiting the merger. For additional information regarding the conditions to closing the merger, see “— Conditions to Completion of the Merger,” below.

Consideration to be Received in the Merger

      At the effective time of the merger, each share of our common stock issued and outstanding, other than common stock owned by us, by EFI or by any of our respective subsidiaries, and other than common stock held by shareholders exercising dissenters’ rights under Article 13 of the GBCC, will be converted into the right to receive the merger consideration in cash, payable to the holder thereof, without interest. See “The Merger — Dissenters’ Rights,” above, and “Dissenters’ Rights,” below, for information regarding dissenters’ rights under the GBCC. The merger consideration per share will be the quotient of the aggregate merger consideration of $21.5 million divided by the sum of the number of shares of our common stock outstanding immediately prior to the merger, any other shares of our capital stock outstanding immediately prior to the merger, any other securities convertible into or exercisable or exchangeable for shares of our capital stock, and shares that would have been issuable upon exercise of stock options that are terminated in return for a cash payment immediately prior to the merger. See “The Merger — The Merger Consideration for information regarding the merger consideration payable in respect of common stock under the merger agreement. See “Treatment of Stock Options,” below, for more information regarding the treatment of options to purchase shares of our common stock under the merger agreement. Any shares of our common stock owned by us, by EFI or by any of our respective subsidiaries will be canceled and retired without the payment of any merger consideration. At the effective time of the merger, each share of our common stock will be canceled and retired and will cease to exist, and certificates previously representing shares of our common stock will represent the right to receive the merger consideration or the right, if any, to receive payment from the surviving corporation of the “fair value” of such shares of common stock as determined in accordance with Article 13 of the GBCC.

Dissenters’ Rights

      If any shareholder dissents from the merger and complies with the applicable requirements of Article 13 of the GBCC, such shareholder’s shares shall not be converted into the right to receive the merger consideration, but such shareholder will instead be entitled to the “fair value” of the shares. See “The Merger — Dissenters’ Rights,” above, for more information regarding exercise of dissenters’ rights.

Treatment of Stock Options

      On the business day prior to the merger, each option to purchase shares of our common stock will become fully vested and exercisable. Immediately prior to the merger, each unexpired and unexercised option to purchase shares of our common stock under any of our stock option plans, other than the 2000 Employee Stock Purchase Plan, referred to in this proxy statement as the ESPP, will be cancelled. In return for such cancellation, each option to purchase shares of our common stock with an exercise price less than the merger consideration will receive a cash payment in an amount equal to the product of the total number of shares of our common stock previously subject to such option, multiplied by the excess of the merger consideration over the exercise price per share of our common stock previously subject to such option. No payment will be made for any options with an exercise price greater than or equal to the merger consideration unless approved by EFI. From and after the time of the merger, all options to purchase shares of our common stock shall be cancelled and shall no longer be exercisable by the former holder thereof. We will use our reasonable best efforts to obtain the agreement of optionees to the termination of their options on the terms described above. It is a condition to completion of the merger that holders of options representing 80% of the shares of our common stock otherwise issuable upon exercise of options outstanding on the date of the merger agreement with an exercise price greater than or equal to the merger consideration shall have consented to the termination of their options. See “Conditions to Completion of the Merger,” below.

Employee Stock Purchase Plan

      On the day before the merger occurs, each participant’s right to purchase shares of our common stock under the ESPP shall terminate. At such time, all amounts then allocated to a participant’s account in the ESPP shall be used to purchase from T/R Systems whole shares of our common stock at the applicable price determined under the terms of the ESPP. The ESPP shall terminate immediately following such purchase of our common stock.

Procedures for Surrender of Certificates

      On the date of the merger, EFI will deposit with an exchange agent, for the benefit of holders of our common stock, cash in an amount equal to the aggregate merger consideration. Promptly after the effective time of the merger, the exchange agent will mail to each record holder of a certificate or certificates which immediately prior to the merger represented outstanding shares of our common stock a letter of transmittal and instructions for use in surrendering share certificates in exchange for payment of the merger consideration. YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATES UNTIL YOU RECEIVE THE INSTRUCTIONS AND A FORM OF LETTER OF TRANSMITTAL FROM THE PAYING AGENT. Upon surrender of a certificate to the exchange agent with a properly completed and executed letter of transmittal, the holder of such certificate shall be entitled to receive the merger consideration in respect of the shares of common stock represented by such certificate. The certificates so surrendered will be canceled. No interest will be paid or accrue on any merger consideration. If ownership of any shares of our common stock has been transferred, the merger consideration will be paid to the transferee only upon receipt by the exchange agent of the share certificates representing such shares accompanied by appropriate transfer documents. Any portion of the funds placed by EFI with the exchange agent that remains undistributed to the holders of our common stock for six months after the merger may be returned to EFI. After such time, any holders of our common stock who have not received payment of the merger consideration will be entitled only to look to EFI for payment (subject to any abandoned property, escheat or similar laws).

Representations and Warranties

      In the merger agreement, T/R Systems and EFI each made representations and warranties relating to, among other things:

•	corporate organization, existence and good standing;

•	authorization of, and corporate power and authority to enter into and perform, obligations under the merger agreement;

•	required consents and approvals of, and filings with, governmental entities, and the absence of conflicts under applicable law or organizational documents;

•	the existence of pending or threatened litigation or governmental orders;

•	information supplied for use in this proxy statement; and

•	broker’s or finder’s fees.

      In the merger agreement, EFI also made representations and warranties regarding the availability of funds necessary to perform its obligations under the merger agreement and the activities and obligations of Merger Sub prior to the merger. We made additional representations and warranties relating to, among other things:

•	our articles of incorporation, bylaws and minute books;

•	our capitalization, including outstanding stock options;

•	ownership of our subsidiaries;

•	the non-applicability of state takeover statutes and our Rights Agreement to the merger;

•	our compliance with law and possession of permits and other authorizations necessary to conduct our business;

•	our timely filing of documents required to be filed with the SEC and the accuracy of the information, including financial statements, contained in these documents;

•	the absence of certain changes or events with respect to our business since January 31, 2003;

•	our employee benefit plans and severance and employment arrangements;

•	our compliance with labor and employment laws;

•	our material contracts;

•	our compliance with environmental laws;

•	our intellectual property;

•	certain tax matters;

•	insurance matters;

•	receipt of a fairness opinion with respect to the merger from our financial advisor, Raymond James; and

•	the necessary vote required by holders of our capital stock to approve the merger.

Interim Operations of T/R Systems Pending the Merger

      We have agreed that, prior to the merger, except as otherwise permitted under the merger agreement, we will conduct our operations in the ordinary and usual course of business consistent with past practice and use our reasonable best efforts to keep available the services of our (and our subsidiaries’) current officers, key employees and key consultants, and to preserve our current relationships with significant customers, suppliers and other persons with which we have significant business relations. We have also agreed that, prior to the merger, T/R Systems will not (and none of its subsidiaries will), unless required by law or regulation or permitted under the merger agreement or by EFI:

•	amend its articles of incorporation or bylaws;

•	issue, sell, pledge, dispose of, grant, transfer or encumber any shares or equity interests in T/R Systems or any subsidiary, or securities convertible or exchangeable or exercisable for any shares or equity interests, or any options, warrants or other rights to acquire any shares or equity interests or convertible or exchangeable securities, or any other ownership interest, of T/R Systems or any subsidiary, subject to specified exceptions;

•	sell, pledge, dispose of, transfer, lease, license, guarantee or encumber any material property or assets of T/R Systems or any subsidiary, except pursuant to existing contracts or in the ordinary course of business consistent with past practice;

•	enter into any commitment or transaction outside the ordinary course of business consistent with past practice;

•	declare, set aside, make or pay any dividend or other distribution on its capital stock or enter into any agreement with respect to the voting of its capital stock;

•	reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other equity interests or other securities;

•	acquire any interest in any person or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice;

•	incur any indebtedness for borrowed money or issue any debt securities or become responsible for the obligations of any person for borrowed money;

•	terminate, cancel or make any material change in any material contract other than in the ordinary course of business consistent with past practice;

•	make or authorize any capital expenditure, other than capital expenditures that do not exceed $10,000 in the aggregate;

•	except in the ordinary course of business consistent with past practice, make or authorize any other expenditure in an amount that exceeds $10,000 in the aggregate;

•	enter into or amend any contract, agreement, commitment or arrangement that would not be permitted under the merger agreement;

•	increase the compensation or benefits of its directors, officers or employees, except in accordance with past practices, or grant any rights to severance or termination pay to any director, officer or other employee of T/R Systems or any subsidiary, or enter into or amend any other compensation arrangement or benefit plan, except to the extent required by applicable law;

•	pre-pay any long-term debt or satisfy any claims, liabilities or obligations, except in the ordinary course of business consistent with past practice and in accordance with their terms;

•	accelerate or delay collection of notes or accounts receivable;

•	delay or accelerate payment of any account payable;

•	change T/R Systems’ inventory practices in any material respect;

•	change any accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by either generally accepted accounting principles or a governmental entity;

•	waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

•	except in the ordinary course of business consistent with past practice, make or change any material election in respect of taxes, adopt or change any material accounting method in respect of a material amount of taxes, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, settle or compromise any claim, notice, audit report or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;

•	take any action under our Rights Agreement;

•	modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which T/R Systems is a party;

•	write up, write down or write off the book value of any assets, individually or in the aggregate, for T/R Systems and its subsidiaries taken as a whole, except for depreciation and amortization in accordance with generally accepted accounting principles consistently applied;

•	knowingly take any action to exempt or make not subject to any state takeover law, or take any action to exempt or make not subject to our Rights Agreement, any person or entity other than EFI, Merger Sub or any other subsidiary of EFI;

•	take any action that is intended or would reasonably be expected to result in any of the conditions to the merger set forth in the merger agreement not being satisfied; or

•	authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

      The merger agreement permits us to take certain actions regarding the conduct of our business that the merger agreement expressly contemplates. These actions are exceptions to the limitations set forth above.

Cooperation With Respect to Filings and Consents

      We have agreed with EFI to coordinate and cooperate in the preparation of this proxy statement and any other filings, actions, consents, approvals or waivers to be made or obtained with or from any governmental entity, or under any of our material contracts, in connection with the merger. We and EFI have also agreed to use our reasonable best efforts to take all such actions necessary to consummate the merger, including obtaining from governmental entities all necessary consents and approvals, making all required filings, and obtaining required consents and giving required notices with respect to third parties.

Access to Information; Certain Notices

      We have agreed to provide to EFI and Merger Sub access at reasonable times upon two business days’ prior notice to our officers, employees, agents, properties, offices and other facilities and to our books and records. We have also agreed to furnish promptly such information concerning our and our subsidiaries’ business, properties, contracts, assets, liabilities, personnel and other aspects of our and our subsidiaries as EFI or its representatives may reasonably request. We and EFI have also agreed to notify each other if any event occurs that would be likely to cause any conditions to the completion of the merger not to be satisfied.

Shareholder Meeting; Board Recommendation

      In the merger agreement, we agreed that, as promptly as practicable after the clearance of this proxy statement by the SEC, we will hold a meeting of our shareholders for the purpose of voting upon the merger. We have also agreed that, subject to its fiduciary obligations under applicable law, our board of directors will recommend approval of the merger and adoption of the merger agreement by our shareholders.

No Solicitation of Transactions; Fiduciary Duties

      We agreed to terminate all existing discussions or negotiations with respect to any acquisition proposal conducted prior to execution of the merger agreement. We have also agreed that, neither we nor any of our subsidiaries will (and we will not permit our representatives or, to the extent within our control, other affiliates to) to:

•	take any action to encourage (including by way of furnishing non-public information), solicit, initiate or facilitate any acquisition proposal;

•	enter into any agreement with respect to any acquisition proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement; or

•	participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any acquisition proposal.

      The term “acquisition proposal” means, other than the merger contemplated by the merger agreement, any offer or proposal concerning any merger, consolidation, business combination, or similar transaction involving T/R Systems or any subsidiary, any sale, lease or other disposition of assets of T/R Systems or any subsidiary representing 10% or more of the consolidated assets of T/R Systems and its subsidiaries, any issuance, sale, or other disposition of securities representing 10% or more of the voting power of T/R Systems, or any transaction in which any person shall acquire beneficial ownership of 10% or more of the outstanding voting capital stock of T/R Systems, or any combination of the foregoing.

      However, if, prior to our shareholders’ approval of the merger at the shareholders’ meeting, our board of directors (or an authorized committee thereof) determines in good faith, after consultation with outside counsel, that failure to do so would constitute a breach of the directors’ fiduciary duties to our shareholders, we may, in response to a superior acquisition proposal:

•	furnish information with respect to T/R Systems and its subsidiaries to the person making such superior acquisition proposal;

•	participate in discussions with respect to such superior acquisition proposal; and

•	terminate the merger agreement.

      The term “superior acquisition proposal” means a bona fide acquisition proposal made by a third party which was not intentionally solicited after the date of the merger agreement by T/R Systems, any of it subsidiaries, or any of its representatives or other affiliates, and which, in the good faith judgment of our board of directors, taking into account, to the extent deemed appropriate by our board of directors, the various legal, financial and regulatory aspects of the proposal and the person making such proposal, if accepted, is reasonably likely to be consummated, and if consummated would, based upon the written advice of our financial advisor, result in a transaction that is more favorable to our shareholders, from a financial point of view, than the merger.

      We have agreed to advise EFI of any inquiry relating to any potential acquisition proposal and of the material terms of any such proposal or inquiry within one business day after we receive it, including the identity of the person and its affiliates making the inquiry or proposal, or of any information requested from us or of any negotiations or discussions being sought to be initiated with us. We have also agreed to furnish a copy of any such proposal or inquiry to EFI if it is in writing, or a written summary of any such proposal or inquiry if it is not in writing, and to keep EFI fully informed on a prompt basis with respect to any developments with respect to any inquiry or proposal.

      We have agreed that neither our board of directors nor any committee of our board shall:

•	withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to EFI, our board’s approval or recommendation of the adoption and approval of the merger;

•	approve or recommend, or propose publicly to approve or recommend, any acquisition proposal other than the merger; or

•	cause T/R Systems to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any acquisition proposal other than the merger.

      However, if we receive an unsolicited acquisition proposal, nothing in the merger agreement prohibits us from either taking and disclosing to our shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Securities and Exchange Act of 1934, as amended, referred to in this proxy statement as the Exchange Act or, if a superior acquisition proposal is made and our board of directors (or an authorized committee thereof) determines in good faith, after consultation with outside counsel, that it would otherwise constitute a breach of its fiduciary duty to our shareholders, from terminating the merger agreement.

Certain Employee Benefit Plan Matters

      We have agreed to terminate our 401(k) plan effective at least two days prior to the merger. EFI has agreed that, with respect to any employee benefit plan of EFI or any of its subsidiaries in which any director, officer or employee of T/R Systems will participate following the merger, all service of such director, officer or employee with T/R Systems will be recognized for purposes of participation in, but not for purposes of benefit accrual under (other than with respect to vacation), such employee benefit plan.

Indemnification of Directors and Officers

      EFI has agreed that the indemnification obligations in our articles of incorporation and bylaws will survive the merger and shall not be modified prior to the sixth anniversary of the merger in any manner that would adversely affect the rights of any director, officer, trustee, fiduciary, employee or agent of T/R Systems or any of its subsidiaries, or of any person who served at the request of T/R Systems or any of its subsidiaries as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, unless such amendment or modification is required by law. EFI has also agreed that, if EFI does not operate the business and assets of T/R Systems in a manner that maintains the level of indemnification for such individuals as it existed at the time of the merger, EFI will provide indemnification of such individuals no less favorable to the indemnification existing at such time. We have obtained a prepaid insurance and indemnification policy with a term of six years providing our current directors and officers with coverage for events that occurred prior to the merger. The merger agreement provides that, if the total premiums for such insurance exceed $770,000 in cash, the aggregate merger consideration will be reduced by the amount of such excess. The total net premiums for such insurance will not exceed $770,000.

Conditions to Completion of the Merger

      The following conditions must be satisfied before we, EFI and Merger Sub are obligated to complete the merger, unless they are waived by us, EFI and Merger Sub, to the extent permitted by law:

•	the merger agreement and the merger shall have been approved and adopted by a majority of our shareholders; and

•	no governmental entity, nor any federal or state court or arbitrator, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order which prevents or prohibits consummation of the merger.

      In addition, the following conditions must be satisfied before EFI and Merger Sub are obligated to complete the merger, unless they are waived by EFI, to the extent permitted by law:

•	our representations and warranties in the merger agreement shall be true and correct as of the date of the merger agreement and as of the date of the merger, and we shall have complied with all of our obligations under the merger agreement (subject in each case to certain materiality standards set forth in the merger agreement);

•	since the date of the merger agreement, there shall not have occurred any change affecting or condition having an effect on, us and our subsidiaries that is, or would reasonably be expected to be, materially adverse to the assets, liabilities, business, financial condition, results of operations or prospects of T/R Systems and its subsidiaries, taken as a whole, to prevent or materially delay consummation of the merger or to otherwise prevent or to materially delay performance by T/R Systems of any of its material obligations under the merger agreement, other than changes attributable to the merger, affecting our industry as a whole, the economy as a whole, or arising from compliance with the terms of the merger agreement (any such change or condition is referred to as a “Company Material Adverse Effect”);

•	no action or claim brought by any governmental entity shall be pending or threatened which, if successful, would prevent consummation of any of the transactions contemplated by the merger agreement, cause any of the transactions contemplated by the merger agreement to be rescinded, or affect adversely the ability of EFI to own, operate or control T/R Systems after the merger, (and no such injunction, judgment, order, decree, ruling or charge shall be in effect) or cause a Company Material Adverse Effect; and

•	the holders of options representing eighty percent (80%) of the shares of our common stock otherwise issuable upon exercise of options outstanding on the date of the merger agreement with an exercise price greater than or equal to the merger consideration shall have consented to the termination of their options prior to the merger.

      The following conditions must be satisfied before we are obligated to complete the merger, unless waived by us to the extent permitted by law:

•	the representations and warranties of EFI in the merger agreement shall be true and correct on the date of the merger agreement and on the date of the merger, and EFI shall have complied with all of its obligations under the merger agreement (subject in each case to materiality standards set forth in the merger agreement); and

•	no action or claim brought by any governmental entity shall be pending or threatened which, if successful, would prevent consummation of any of the transactions contemplated by the merger agreement or cause any of the transactions contemplated by the merger agreement to be rescinded following consummation thereof.

Termination of the Merger Agreement

      We and EFI may mutually agree to terminate the merger agreement, whether or not our shareholders have approved the merger agreement.

      Either we or EFI may terminate the merger agreement:

•	if the merger is not consummated prior to December 31, 2003 (except that if all conditions to the merger other than certain regulatory conditions have been satisfied and such regulatory conditions are capable of being satisfied by September 30, 2004, then either we or EFI may extend the merger agreement to a date not later than September 30, 2004);

•	if any governmental entity shall have taken any nonappealable action prohibiting the transactions contemplated by the merger agreement; or

•	if our shareholders fail to approve the merger and the merger agreement at the shareholders’ meeting.

      The merger agreement may be terminated by EFI if:

•	our board shall have withdrawn, or adversely modified, or failed upon EFI’s reasonable written request to reconfirm its recommendation of the merger or the merger agreement;

•	our board shall have recommended to our shareholders an acquisition proposal other than the merger or shall have approved a superior acquisition proposal;

•	a tender offer or exchange offer that, if successful, would result in any person or group becoming a beneficial owner of 15% or more of the outstanding shares of our common stock is commenced (other than by EFI or an affiliate of EFI) and our board fails to recommend that our shareholders not tender their shares in such tender or exchange offer;

•	any person (other than EFI or an affiliate of EFI) or group becomes the beneficial owner of 25% or more of the outstanding shares of our common stock;

•	we fail to call or hold our shareholders’ meeting by December 31, 2003, unless extended;

•	we have furnished confidential information or data, or engaged in negotiations or discussions with another person, in connection with a Superior Proposal;

•	since the date of the merger agreement, there has been any Company Material Adverse Effect, and such circumstance is not cured within 30 days after written notice to us; or

•	we have breached an obligation in the merger agreement, such breach is not cured within 14 days after written notice to us, and such breach would cause a closing condition not to be satisfied.

      We may terminate the merger agreement if:

•	our board decides to accept a superior acquisition proposal, but only after we provide EFI with five business days’ prior written notice of our intention to terminate the merger agreement and fulfill our obligation to pay EFI’s expenses and a termination fee as described below; or

•	EFI or Merger Sub have breached an obligation in the merger agreement, such breach is not cured within 14 days after written notice to EFI, and such breach would cause a closing condition not to be satisfied.

Expenses; Termination Fee

      If the merger agreement is terminated, then there is no liability or obligation on the part of EFI or us, except for liabilities or damages incurred as a result of a willful and material breach by a party, and except as described below.

      EFI has agreed to reimburse our expenses up to $150,000 if we terminate the merger agreement because EFI or Merger Sub has breached an obligation in the merger agreement, such breach is not cured within 14 days after written notice to EFI, and such breach would cause a closing condition not to be satisfied.

      We have agreed to reimburse EFI’s expenses up to $150,000 if the merger agreement is terminated for any of the following reasons:

•	if approval of the merger by our shareholders shall not have been obtained at the shareholders’ meeting;

•	our board shall have withdrawn, or adversely modified, or failed upon EFI’s reasonable written request to reconfirm its recommendation of the merger or the merger agreement;

•	our board shall have recommended to our shareholders an acquisition proposal other than the merger or shall have approved a superior acquisition proposal;

•	a tender offer or exchange offer that, if successful, would result in any person or group becoming a beneficial owner of 15% or more of the outstanding shares of our common stock is commenced (other than by EFI or an affiliate of EFI) and our board fails to recommend that our shareholders not tender their shares in such tender or exchange offer;

•	any person (other than EFI or an affiliate of EFI) or group becomes the beneficial owner of 25% or more of the outstanding shares of our common stock;

•	we fail to call or hold the shareholders’ meeting by December 31, 2003, unless extended;

•	we have furnished confidential information or data, or engaged in negotiations or discussions with another person, in connection with a superior acquisition proposal;

•	our board decides to accept a superior acquisition proposal;

•	since the date of the merger agreement, there shall have been any Company Material Adverse Effect, and such circumstance is not cured within 30 days after written notice to us; or

•	we have breached any covenant or agreement set forth in the merger agreement, such breach is not cured within 14 days after written notice to us, and such breach would cause a closing condition not to be satisfied.

      In addition to reimbursement of expenses as described above, we have agreed to pay to EFI a termination fee of $645,000 under the following circumstances:

•	if the merger agreement is terminated by either us or EFI due to the failure of our shareholders to approve the merger at our shareholders’ meeting and an acquisition proposal has been announced and not withdrawn prior to such meeting, and we either enter into an agreement with respect to an acquisition proposal or any person or persons (other than EFI) purchases 25% or more of the assets or equity interests of T/R Systems or any of its subsidiaries, but only if the agreement with respect to any such transaction is entered into, or any tender, exchange or other offer in connection with any such transaction is publicly announced, within twelve months of termination of the merger agreement;

•	if EFI terminates the merger agreement for any of the following reasons: if our board shall have withdrawn or adversely modified, or failed upon EFI’s reasonable written request to reconfirm its recommendation of the merger or the merger agreement, if our board shall have recommended to our shareholders an acquisition proposal other than the merger or shall have approved a superior acquisition proposal, if a tender offer or exchange offer that, if successful, would result in any person or group becoming a beneficial owner of 15% or more of the outstanding shares of our common stock, is commenced (other than by EFI or an affiliate of EFI) and our board fails to recommend that our shareholders not tender their shares in such tender or exchange offer, if any person (other than EFI or an affiliate of EFI) or group becomes the beneficial owner of 25% or more of the outstanding shares of our common stock, if we fail to call or hold the shareholders’ meeting by December 31, 2003, unless extended, or if we have furnished confidential information or data, or engaged in negotiations or discussions with another person, in connection with a superior acquisition proposal; or

•	if our board determines to accept a superior acquisition proposal and terminates the merger agreement.

Amendment

      The merger agreement may be amended or waived by the parties thereto at any time prior to the effective time of the merger. However, after our shareholders have approved the merger, no amendment or waiver may be made without the approval of our shareholders if required by applicable law or regulation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table presents information about the beneficial ownership of our common stock as of [               ], 2003 by:

•	each of our directors;

•	each of our executive officers;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of our common stock.

      Except as otherwise indicated, each shareholder listed in the table has sole voting and investment power over the common stock owned by such shareholder. Beneficial ownership is determined under the rules of the SEC. As a result, ownership includes shares issuable upon exercise of options exercisable within 60 days, whether or not in-the-money. Unless otherwise specified, the address of each individual or entity named below is: c/o T/R Systems, Inc., 1300 Oakbrook Drive, Norcross, Georgia 30093.

	Shares Beneficially
	Owned

Name of Beneficial Owner	Number	Percent

Directors and Executive Officers
Charles H. Phipps(1)	1,573,351	12.6%
Philip T. Gianos(2)	1,057,870	8.5
E. Neal Tompkins(3)	596,395	4.7
Michael E. Kohlsdorf(4)	362,809	2.9
Michael W. Barry(5)	262,663	2.1
Lyle W. Newkirk(6)	127,354	1.0
Michael T. Liess(7)	90,000	*
C. Harold Gaffin(8)	48,711	*
Kevin J. McGarity(9)	42,101	*
Barbara A. Pellow(10)	8,334	*
Joseph R. Chinnici(11)	3,334	*
Directors and executive officers as a group (11 persons)(12)	4,172,922	33.8
Other 5% Shareholders
Sevin Rosen Fund IV L.P.(1)	1,548,350	12.4
Noro-Moseley Partners II, L.P.(13)	1,176,890	9.4
Theodore R. Duncan(14)	1,070,200	8.6
Entities affiliated with InterWest Management Partners V, L.P.(2)	1,026,869	8.2
Hummingbird Management, LLC(15)	638,255	5.1

*	Represents beneficial ownership of less than 1% of our common stock.

(1)	The information relating to aggregate share ownership was provided pursuant to Amendment No. 2 to Schedule 13G filed with the SEC on March 3, 2003. Mr. Phipps’ shares consist of:

•	25,001 shares of common stock issuable upon exercise of options exercisable within 60 days of September 9, 2003; and

•	1,548,350 shares held by Sevin Rosen Fund IV L.P. Mr. Phipps is a general partner of this fund. As a general partner, Mr. Phipps has shared voting and dispositive power over these shares. Mr. Phipps disclaims beneficial ownership of all of these shares except to the extent of his pecuniary interest.

The address of Mr. Phipps and the Sevin Rosen Fund is Two Galleria Tower, 13455 Noel Road, Suite 1670, Dallas, Texas 75240.

(2)	Certain of the information relating to aggregate share ownership was provided pursuant to Amendment No. 2 to Schedule 13G filed with the SEC on February 13, 2003. Mr. Gianos’ shares consist of:

•	5,000 shares held in a revocable living trust for the benefit of Mr. Gianos and his wife;

•	500 shares each owned by Mr. Gianos’ two sons;

•	25,001 shares issuable upon exercise of options exercisable within 60 days of September 9, 2003; and

•	1,026,869 shares held by entities affiliated with InterWest Management Partners V, L. P., which consist of:

•	1,020,448 shares held by InterWest Partners V, L.P.; and

•	6,421 shares held by InterWest Investors V.

Mr. Gianos is a general partner of InterWest Management Partners V, the general partner of InterWest Partners V. As a general partner, Mr. Gianos has shared voting and dispositive power over the shares held by InterWest Partners V. Some of the general partners of InterWest Management Partners V are general partners of InterWest Investors V. Mr. Gianos disclaims beneficial ownership of all of these shares except to the extent of his pecuniary interest. The address of Mr. Gianos and the InterWest funds is 2710 Sand Hill Road, Second Floor, Menlo Park, California 94025.

(3)	Includes:

•	195,000 shares issuable upon exercise of options exercisable within 60 days of September 9, 2003;

•	9,090 shares held by Mr. Tompkins and his wife as joint tenants;

•	180,599 shares held by Mr. Tompkins’ wife; and

•	30,303 shares held by Mr. Tompkins’ daughter.

(4)	Includes:

•	260,909 shares issuable upon exercise of options exercisable within 60 days of September 9, 2003; and

•	500 shares held by Mr. Kohlsdorf’s son.

(5)	Includes 188,258 shares issuable upon exercise of options exercisable within 60 days of September 9, 2003.

(6)	Includes:

•	06,171 shares issuable upon exercise of options exercisable within 60 days of September 9, 2003;

•	2,859 shares held by Mr. Newkirk’s son; and

•	2,719 shares held by Mr. Newkirk’s daughter.

(7)	Consists of 90,000 shares issuable upon exercise of options exercisable within 60 days of September 9, 2003.

(8)	Includes 42,426 shares issuable upon exercise of options exercisable within 60 days of September 9, 2003.

(9)	Consists of:

•	25,001 shares issuable upon exercise of options exercisable within 60 days of September 9, 2003; and

•	17,100 shares held in an individual retirement account for the benefit of Mr. McGarity.

(10)	Consists of 8,334 shares issuable upon exercise of options exercisable within 60 days of September 9, 2003.

(11)	Consists of 3,334 shares issuable upon exercise of options exercisable within 60 days of September 9, 2003.

(12)	Includes 969,435 shares issuable upon exercise of options exercisable within 60 days of September 9, 2003. See also footnotes (1) through (11) above.

(13)	This information was provided pursuant to a Schedule 13G filed with the SEC on February 13, 2001. The address of Noro-Moseley is 9 North Parkway Square, 4200 Northside Parkway, N.W., Atlanta, Georgia 30327.

(14)	This information was provided by Mr. Duncan. The address of Mr. Duncan is 920 Reef Road, Vero Beach, Florida 32963.

(15)	This information was provided pursuant to a Schedule 13D filed with the SEC on January 6, 2003. The address of Hummingbird Management, LLC is 153 East 53rd Street, 55th Floor, New York, New York 10022.

SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

      Shareholder proposals intended to be presented at our 2004 annual meeting of shareholders must be received at our principal executive offices no later than December 26, 2003 in order to be considered for inclusion in our proxy statement relating to that meeting. Moreover, with respect to any proposal by a shareholder not seeking to have the proposal included in the proxy statement but seeking to have the proposal considered at the 2004 annual meeting of shareholders, such shareholder must provide written notice of such proposal to our corporate secretary at our principal executive offices by March 10, 2004. With respect to a proposal not to be included in the proxy statement, the persons who are appointed as proxies may exercise their discretionary voting authority with respect to such proposals, if the proposal is considered at the 2004 annual meeting of shareholders, even if the shareholders have not been advised of the proposal. In addition, shareholders must comply in all respects with the rules and regulations of the SEC then in effect and the procedural requirements of our bylaws. Assuming completion of the merger, we will not hold the 2004 annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

      T/R Systems and its executive officers and directors may be deemed to be participants in the solicitation of proxies from T/R Systems’ shareholders with respect to the transactions contemplated by the merger agreement. Information regarding such officers and directors is included in T/R Systems’ proxy statement for its 2003 annual meeting of shareholders filed with the SEC on April 21, 2003. This document is available free of charge at the SEC’s website at http://www.sec.gov and from T/R Systems.

      As required by the Exchange Act, we file annual, quarterly and special reports, proxy statements and other information with the SEC. These reports, proxy statements and other information filed may be inspected and copied at the Public Reference Room of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these materials can also be obtained at prescribed rates from the Public Reference Room of the SEC. You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We make filings of reports, proxy statements and other information pursuant to the Exchange Act with the SEC electronically, and such materials also may be accessed at the SEC’s website, http://www.sec.gov.

      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT, INCLUDING THE ANNEXES HERETO, TO VOTE ON THE MERGER AGREEMENT AND THE MERGER. NEITHER WE NOR EFI HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [               ], 2003. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN [               ], 2003.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

ELECTRONICS FOR IMAGING, INC.,

TRIBECA ACQUISITION CORPORATION

and

T/R SYSTEMS, INC.

dated as of

September 2, 2003

      AGREEMENT AND PLAN OF MERGER, dated as of September 2, 2003 (this “Agreement”), by and among Electronics For Imaging, Inc., a Delaware corporation (“Parent”), Tribeca Acquisition Corporation, a Georgia corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and T/R Systems, Inc., a Georgia corporation (the “Company”).

      WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the Georgia Business Corporation Code (the “GBCC”);

      WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective shareholders, and Parent has approved this Agreement and the Merger as the sole shareholder of Merger Sub; and

      WHEREAS, as a condition to and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, certain shareholders of the Company are entering into a Shareholder Support Agreement with Parent and Merger Sub (the “Support Agreement”); and

      WHEREAS, as a condition to and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, certain officers of the Company are entering into Agreements Not to Compete with Parent and Merger Sub (collectively, the “Noncompete Agreements”).

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

THE MERGER

      SECTION 1.1     The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the GBCC, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

      SECTION 1.2     Effective Time. As soon as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article 6, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Georgia, in such form as required by, and executed in accordance with the relevant provisions of, the GBCC (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).

      SECTION 1.3     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the GBCC. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      SECTION 1.4     Articles of Incorporation; Bylaws. At the Effective Time, the Articles of Incorporation and the Bylaws of the Surviving Corporation shall be amended in their entirety to contain the provisions set forth in the Articles of Incorporation and the Bylaws of Merger Sub, each as in effect immediately prior to the Effective Time, as the same may be amended in accordance with Section 5.10.1 hereof.

      SECTION 1.5     Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the

Articles of Incorporation and Bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

ARTICLE 2

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

      SECTION 2.1     Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

SECTION 2.1.1 Conversion Generally. Each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1.3 and any shares of Company Common Stock which are held by shareholders exercising dissenters’ rights pursuant to Article 13 of the GBCC (“Dissenting Shareholders”)) shall be converted into the right to receive the Merger Consideration in cash, payable to the holder thereof, without interest. All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Merger Consideration therefor or the right, if any, to receive payment from the Surviving Corporation of the “fair value” of such shares of Company Common Stock as determined in accordance with Article 13 of the GBCC. Certificates previously representing shares of Company Common Stock shall be exchanged for the Merger Consideration upon the surrender of such certificates in accordance with the provisions of Section 2.2, without interest.

SECTION 2.1.2 Merger Consideration. The “Aggregate Merger Consideration” shall be $21.5 million, subject to reduction in accordance with the provisions of Section 5.10.2. The “Merger Consideration” shall be the quotient of the Aggregate Merger Consideration divided by the Number of Outstanding Shares.

SECTION 2.1.3 Cancellation of Certain Shares. Each share of Company Common Stock held by Parent, Merger Sub, any wholly owned subsidiary of Parent or Merger Sub, in the treasury of the Company or by any wholly owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

SECTION 2.1.4 Merger Sub. Each share of common stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

SECTION 2.1.5 Change in Shares. If between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

      SECTION 2.2     Exchange of Certificates.

SECTION 2.2.1 Exchange Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 2, through the Exchange Agent, cash in U.S. dollars in an amount equal to the Aggregate Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”) payable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger

Consideration contemplated to be paid pursuant to Section 2.1 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

SECTION 2.2.2 Exchange Procedures. Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form) and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration in cash which such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any Merger Consideration payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

SECTION 2.2.3 Further Rights in Company Common Stock. All Merger Consideration paid in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

SECTION 2.2.4 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article 2 shall thereafter look only to Parent for the Merger Consideration, without any interest thereon.

SECTION 2.2.5 No Liability. Neither Parent nor the Company shall be liable to any holder of shares of Company Common Stock for any cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

SECTION 2.2.6 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration without any interest thereon.

SECTION 2.2.7 Withholding. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Options such amounts as Parent or the Exchange Agent reasonably determine that they are required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

      SECTION 2.3     Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, if any Dissenting Shareholder shall demand to be paid the “fair value” of such holder’s shares of Company Common Stock (as provided in Section 14-2-1323 of the GBCC) and shall have complied with all conditions and obligations necessary to perfect dissenters’ rights in accordance with Article 13 of the GBCC, such shares shall not be converted into the right to receive the Merger Consideration except as provided in this Section 2.3, and the Company shall give Parent prompt (and in any event no later than the second Business Day after receipt thereof) notice thereof and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands and to receive any related notices. Without limiting the generality of the foregoing, the Company shall promptly (and in any event no later than the second Business Day after receipt thereof) deliver to Parent a copy of all notices of intent to demand payment delivered to the Company in compliance with Section 14-2-1321 of the GBCC. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the shares of Company Common Stock held by such Dissenting Shareholder shall thereupon be treated as though such shares had been converted into the Merger Consideration pursuant to Section 2.1.

      SECTION 2.4     Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason (other than for deposit in accordance with Section 14-2-1323 of the GBCC) shall be converted into the Merger Consideration.

      SECTION 2.5     Stock Options. Subsequent to the execution and delivery of this Agreement, the Board of Directors of the Company (the “Company Board”) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide, and to cause the Company to cause, that (a) on the Business Day prior to the Effective Time, each unvested and unexercisable option or similar right to purchase Company Common Stock shall become fully vested and exercisable and (b) immediately prior to the Effective Time, each unexpired and unexercised option or similar right to purchase Company Common Stock (collectively, the “Company Options”) under any stock option plan of the Company other than the 2000 Employee Stock Purchase Plan (the “ESPP”), including the 1992 Stock Option Plan, 1994 Stock Option Plan, 1994 Associates Stock Option Plan, 1995 Stock Option Plan, 1999 Stock Option Plan or any other plan, agreement or arrangement (the “Company Stock Option Plans”), shall be cancelled either, as determined by the Company Board, (i) in consideration of a payment in cash (subject to any applicable withholding or other Taxes required by applicable Law to be withheld) in an amount determined by the Company Board (such amounts payable hereunder being referred to as the “Option Payment”) or (ii) without the payment of cash or the issuance of other securities. Without the prior written consent of Parent, the Option Payment with respect to any Company Option with an exercise price less than the Merger Consideration shall be an amount equal to the product of the total number of shares of Company Common Stock previously subject to such Company Option multiplied by the excess of the Merger Consideration over the exercise price per share of the Company Common Stock previously subject to such Company Option. With respect to Company Options with an exercise price greater than or equal to the Merger Consideration, no Option Payment will be made in respect thereof unless approved by Parent, which approval shall not be unreasonably withheld or delayed. From and after the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof and shall be of no further force and effect. The Company either has or shall deliver to each holder of Company Options a prospectus in compliance with applicable federal securities laws prior to the exercise of such Company Options. The Company shall use its reasonable best efforts to cause (x) each holder of Company Options with an exercise price less than the Merger Consideration to exercise such Company Options prior to the Effective Time or to agree to the cancellation of such Company Option in exchange for an Option Payment as provided for herein above and (y) each holder of Company Options with an exercise price greater than or equal to the Merger Consideration to consent to the termination of such Company Options prior to the Effective Time (each, an “Option Termination Consent”). Each Option Termination Consent shall include a confirmation from the holder that, upon the effectiveness of such cancellation or termination, he or she will have no rights relating to such Company Options, except to the extent contemplated above. At the Effective Time, Parent shall assume the Company Stock Option Plans for the sole purpose of enabling Parent to grant options to purchase common stock of Parent after the Effective Time thereunder (it being understood that no Company Options shall survive the Effective Time).

      SECTION 2.6     Employee Stock Purchase Plan. Effective upon the date of this Agreement, the Company Board shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that (a) participants in the ESPP may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement, (b) no offering period under the ESPP shall be commenced after the date of this Agreement, (c) each participant’s outstanding right to purchase shares of Company Common Stock under the ESPP shall terminate on the day immediately prior to the day on which the Effective Time occurs; provided, however, that all amounts allocated to each participant’s account under the ESPP as of such date shall thereupon be used to purchase from the Company whole shares of Company Common Stock at the applicable price determined under the terms of the ESPP for then outstanding offering periods using such date as the final purchase date for each such offering period and (d) the ESPP shall terminate immediately following the purchase of Company Common Stock on the date prior to the day on which the Effective Time occurs.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as set forth in the Disclosure Schedule separately delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), which identifies exceptions by specific Section references, the Company hereby represents and warrants to Parent as follows:

      SECTION 3.1     Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Each subsidiary of the Company (each a “Company Subsidiary” and, collectively, the “Company Subsidiaries”) has been duly organized, and is validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction of its incorporation or organization, as the case may be. Each of the Company and each Company Subsidiary has the requisite power and authority and all necessary and material governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing (with respect to jurisdictions which recognize such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 3.1 of the Company Disclosure Schedule sets forth a true and complete list of all of the Company Subsidiaries. None of the Company or any Company Subsidiary holds an Equity Interest in any other person.

      SECTION 3.2     Articles of Incorporation and Bylaws; Corporate Books and Records. The copies of the Company’s Restated Articles of Incorporation (the “Company Articles”) and Amended and Restated Bylaws (the “Company Bylaws”) that are listed as exhibits to the Company’s Form 10-K for the year ended January 31, 2003 (the “Company Form 10-K”) are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Articles or the Company Bylaws. True and complete copies of all minute books of the Company have been made available by the Company to Parent.

      SECTION 3.3     Capitalization. The authorized capital stock of the Company consists of 88,000,000 shares of Company Common Stock and 12,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of August 27, 2003, (A) 12,479,415 shares of Company Common Stock (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (B) no shares of Company Common Stock were held in the treasury of the Company or by the Company Subsidiaries, and (C) 2,747,145 shares of Company Common Stock were issuable (and such number was reserved for issuance) upon exercise of Company Options outstanding as of such date. As of the date of this Agreement, 880,000 shares of Company Preferred Stock are designated as Series A Junior Participating Preferred Stock, and no shares of Company Preferred Stock are issued or outstanding. Except for Company Options to purchase not more than 2,747,145 shares of Company Common Stock, Company Rights outstanding or to be issued under the Company Rights Agreement and arrangements and agreements set forth in Section 3.3 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued capital stock or other Equity Interests of the Company or any Company Subsidiary, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company or any Company Subsidiary to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company or any Company Subsidiary. Since August 6, 2003, the Company has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance as set forth in this Section 3.3 or Section 3.3 of the Company Disclosure Schedule. Section 3.3 of the Company Disclosure Schedule includes a true and complete list, as of the date hereof, of the prices at which outstanding Company Options may be exercised under each Company Stock Option Plan, the number of Company Options outstanding at each such price and the vesting schedule of the Company Options for each employee of the Company. All shares of Company Common Stock subject to issuance under the Company Stock Option Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no outstanding contractual obligations of the Company or any Company Subsidiary (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of, or other Equity Interests in, the Company or any Company Subsidiary. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, limitations on the Company’s voting rights, charges and other encumbrances of any nature whatsoever, other than statutory liens that are not, individually or in the aggregate, material. There are no outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, (i) any Company Subsidiary or (ii) except in the ordinary course of business consistent with past practice or pursuant to a Company Material Contract, any other person, other than guarantees by the Company of any indebtedness or other obligations of any wholly owned Company Subsidiary.

      SECTION 3.4     Authority.

SECTION 3.4.1 The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to be consummated by the Company. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company and no shareholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than, with respect to the Merger, as provided in Section 3.19. The Company Board has approved this Agreement, declared advisable the transactions contemplated hereby and has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s shareholders for approval at a meeting of such shareholders. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of rights, and general principles of equity that restrict the availability of equitable remedies.

SECTION 3.4.2 No state takeover statute or regulation, including, without limitation, Section 14-2-1132 of the GBCC, is applicable to or purports to be applicable to the Merger or any other transaction contemplated by this Agreement, except as would not reasonably be expected to result in a Company Material Adverse Effect.

SECTION 3.4.3 The Company Rights Agreement has been amended so that: (A) no “Share Acquisition Date” or “Distribution Date” or “Triggering Event” (as such terms are defined in the Company Rights Agreement) will occur as a result of the execution of this Agreement or any Ancillary Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement or any Ancillary Agreement and (B) the Company Rights Agreement will terminate and the Company Rights will expire immediately prior to the Effective Time. The Company Rights Agreement, as so amended, has not been further amended or modified. True and complete copies of the Company Rights Agreement and of all amendments thereto through the date hereof have been previously provided to Parent.

      SECTION 3.5     No Conflict; Required Filings and Consents.

SECTION 3.5.1 The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (A) (assuming the shareholder approval set forth in Section 3.19 is obtained) conflict with or violate any provision of the Company Articles or Company Bylaws or any equivalent organizational documents of any Company Subsidiary, (B) assuming that all consents, approvals, authorizations and permits described in Section 3.5.2 have been obtained and all filings and notifications described in Section 3.5.2 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (C) require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract.

SECTION 3.5.2 The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person, except (A) under the Exchange Act, the rules and regulations of the Exchange and the filing and recordation of the Certificate of Merger as required by the GBCC and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications to a person other than a Governmental Entity, would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

      SECTION 3.6     Permits; Compliance With Law. Each of the Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company and each Company Subsidiary to own, lease and operate its properties or to carry on its respective businesses substantially in the manner described in the Company SEC Filings filed prior to the date hereof and substantially as it is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid, and in full force and effect, except where the failure to be in possession of, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Merger or (B) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement. None of the Company or any Company Subsidiary is in conflict with, or in default or violation of, (x) any Law applicable to the Company or such Company Subsidiary, as the case may be, or by which any property or asset of the Company or such Company Subsidiary, as the case may be, is bound or affected or (y) any Company Permits, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

      SECTION 3.7     SEC Filings; Financial Statements.

SECTION 3.7.1 The Company has timely filed all registration statements, prospectuses, reports and definitive proxy statements (in each case, including exhibits thereto) required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since February 1, 2000 (collectively, the “Company SEC Filings”). Each Company SEC Filing as of its respective date, (A) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Chief Executive Officer of the Company (the “Company CEO”) and the Chief Financial Officer of the Company (the “Company CFO” and, together with the Company CEO, the “Company Certifying Officers”) have reviewed each of the Company SEC Filings. As of the date of this Agreement, no Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act.

SECTION 3.7.2 Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Filings was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly in all material respects the consolidated financial condition, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which did not and would not, individually or in the aggregate, be material). The books and records of the Company and each Company Subsidiary have been, and are being, maintained in material compliance with all applicable legal and regulatory requirements.

SECTION 3.7.3 Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of January 31, 2003 included in the Company Form 10-K for the year ended January 31, 2003, including the notes thereto, none of the Company or any consolidated Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since January 31, 2003 that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

SECTION 3.7.4 The Company has previously provided to Parent a complete and correct copy of any amendment or modification which has not yet been filed with the SEC to any agreement, document or other instrument which previously had been filed by the Company with the SEC as an exhibit to a Company SEC Filing.

SECTION 3.7.5 The Company Certifying Officers are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)) for the Company and, to the extent required under the Exchange Act, have (a) designed such disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s Certifying Officers by others within those entities and (b)(i) evaluated the effectiveness of the Company’s disclosure controls and procedures within 90 days prior to the filing date of each Company SEC Filing, (ii) presented in such Company SEC Filing the conclusions of the Company about the effectiveness of the disclosure controls and procedures based on such evaluation and (iii) disclosed in such Company SEC Filing any significant change in the Company’s internal controls that could significantly affect internal controls. Based on the most recent evaluation of internal control over financial reporting by the Company Certifying Officers, the Company is not aware of (i) any significant deficiencies or material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. There are no material off-balance sheet transactions, arrangements, obligations (including contingent obligations) or any other relationships with unconsolidated entities or other persons that may have a Company Material Adverse Effect.

      SECTION 3.8     Disclosure Documents.

SECTION 3.8.1 The Proxy Statement and any Other Filings, and any amendments or supplements thereto, when filed by the Company with the SEC, or when distributed or otherwise disseminated to the Company’s shareholders, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and other applicable Laws.

SECTION 3.8.2 (A) The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company, at the time such shareholders vote on adoption of this Agreement, and at the Effective Time and (B) any Other Filings or any supplement or amendment thereto, at the time of the filing thereof and at the time of any distribution or dissemination thereof, in each case, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.8.2 will not apply to statements or omissions included in the Proxy Statement or any Other Filings based upon information furnished in writing to the Company by Parent or Merger Sub specifically for use therein.

      SECTION 3.9     Absence of Certain Changes or Events. Since January 31, 2003, except (i) as specifically contemplated by this Agreement or (ii) fully disclosed in the Company SEC Filings, the Company and each Company Subsidiary has conducted its businesses in the ordinary course consistent with past practice and, since such date, there has not been (A) any Company Material Adverse Effect, (B) any event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement by the Company, or (C) any action taken by the Company or any Company Subsidiary during the period from February 1, 2003 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.

      SECTION 3.10     Employee Benefit Plans.

SECTION 3.10.1 Section 3.10.1 of the Company Disclosure Schedule sets forth a true and complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of the Company or any ERISA Affiliate (as defined below))(other than bonus plans and sales plans that are no longer in effect and under which the Company has no liability), which are now, or were within the past 6 years, maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a “Company Benefit Plan”). For purposes of this Section 3.10, “ERISA Affiliate” shall mean any entity (whether or not incorporated) other than the Company that, together with the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code. None of the Company or, to the knowledge of the Company, any other person or entity, has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

With respect to each Company Benefit Plan, the Company has delivered to Parent true, correct and complete copies of (A) each Company Benefit Plan (or, if not written a written summary of its material terms), including without limitation all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (B) all summaries and summary plan descriptions, including any summary of material modifications, (C) the three most recent annual reports (Form 5500 series) filed with the IRS or the United States Department of Labor with respect to such Company Benefit Plan (and, if any of the three most recent annual reports is a Form 5500R, the three most recent Forms 5500C filed with respect to such Company Benefit Plan), (D) the most recent financial statement (if any) relating to such Company Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, (F) summaries of the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Company Benefit Plan, (G) all filings within the past six years made with any Governmental Entity, including but not limited to any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program.

SECTION 3.10.2 Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Filings prior to the date of this Agreement. With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law.

SECTION 3.10.3 Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualified status (or if such Company Benefit Plan is a retirement plan maintained pursuant to a prototype plan document, the National Office of the Internal Revenue Service has issued to the sponsor of the prototype documents an opinion letter to the effect that the form of the document satisfies the qualification requirements of Section 401(a) of the Code), and each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to the Company’s knowledge no fact or event has occurred that could adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust. To the Company’s knowledge there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in liability to the Company or an ERISA Affiliate. Each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability (other than (i) liability for ordinary administrative expenses typically incurred in a termination event or (ii) if the Company Benefit Plan is a pension benefit plan subject to Part 2 of Subtitle B of Title I of ERISA, liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that either there are sufficient assets set aside in a trust or insurance contract to satisfy such liability or such liability is reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Filings prior to the date of this Agreement). No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims). No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan subject to Title IV of ERISA and neither the Company nor any ERISA Affiliate has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA. No material liability under Title

IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full. Neither the Company nor any ERISA Affiliate has any liability under ERISA Section 502. All tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Entity and all notices and disclosures have been timely provided to participants. All contributions and payments to such Company Benefit Plan are deductible under applicable provisions of the Code. No amount with respect to the Company Benefit Plans is subject to Tax as unrelated business taxable income under Section 511 of the Code. No excise tax could be imposed upon the Company under Chapter 43 of the Code.

SECTION 3.10.4 No amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement by any employee, officer or director of the Company or any Company Subsidiary who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Company Benefit Plan could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). Set forth in Section 3.10.4 of the Company Disclosure Schedule is (A) the estimated maximum amount that could be paid to any disqualified individual as a result of the transactions contemplated by this Agreement under all employment, severance and termination agreements, other compensation arrangements and Company Benefit Plans currently in effect, and (B) the estimated “base amount” (as defined in Section 280G(b)(e) of the Code) for each such individual as of the date of this Agreement.

SECTION 3.10.5 Except as required by Law, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits. No Company Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. The Company and each ERISA Affiliate are in material compliance with (A) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and the regulations thereunder and any similar state law and (B) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations thereunder.

SECTION 3.10.6 Neither the Company nor any Company Subsidiary maintains, sponsors, contributes or has any liability with respect to any employee benefit plan program or arrangement (other than legally required contributions under the social insurance laws of countries other than the United States) that provides benefits to non-resident aliens who have no U.S. source earned income and whose principal place of employment is outside of the United States.

      SECTION 3.11     Labor and Other Employment Matters.

SECTION 3.11.1 Each of the Company and each Company Subsidiary is in material compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. None of the Company or any Company Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). None of the Company or any Company Subsidiary is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, and no collective bargaining agreement or other labor union contract is being negotiated by the Company or any Company Subsidiary. There is no labor dispute, strike, slowdown or work stoppage against the Company or any Company Subsidiary pending or, to the knowledge of the Company, threatened which would reasonably be expected to interfere with the business activities of the Company and the Company Subsidiaries, taken as a whole. No labor union or similar organization has been certified to represent any persons employed by the Company or any Company Subsidiary or, to the knowledge of the Company, has applied to represent such employees or is attempting to organize so as to represent such employees. None of the Company or any Company Subsidiary has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or any

Company Subsidiary, and there is no charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board or any comparable state agency pending or, to the knowledge of the Company, threatened. None of the Company or any Company Subsidiary is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees. Each of the Company and each Company Subsidiary has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees, and is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing, except for amounts that are not, individually or in the aggregate, material. There are no material pending claims against the Company or any Company Subsidiary under any workers’ compensation plan or policy or for long term disability. There are no material controversies pending or, to the knowledge of the Company, threatened, between the Company or any Company Subsidiary, on the one hand, and any of their respective current or former employees, on the other hand, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity. To the Company’s knowledge, no employee of the Company or any Company Subsidiary is in any material respect in violation of any term of any employment contract, non-disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or such Company Subsidiary because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others. As of the date of this Agreement, no executive officer or key employee of the Company or any Company Subsidiary has given notice, nor is the Company otherwise aware, that any such executive officer or key employee intends to terminate his or her employment with the Company or such Company Subsidiary.

SECTION 3.11.2 The Company has identified in Section 3.11.2 of the Company Disclosure Schedule and has made available to Parent true and complete copies of (A) all severance and employment agreements with directors, officers or employees of or consultants to the Company or any Company Subsidiary; (B) all severance programs and policies of the Company and each Company Subsidiary with or relating to its employees; and (C) all plans, programs, agreements and other arrangements of the Company and each Company Subsidiary with or relating to its directors, officers, employees or consultants which contain change in control provisions. Except as expressly contemplated by this Agreement, none of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of the Company or any Company Subsidiary or affiliate from the Company or any Company Subsidiary or affiliate under any Company Benefit Plan or otherwise, (B) significantly increase any benefits otherwise payable under any Company Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any material benefits. No individual who is a party to an employment agreement listed in Section 3.11.2 of the Company Disclosure Schedule or any agreement incorporating change in control provisions with the Company has terminated employment or been terminated, nor has any event occurred that could give rise to a termination event, in either case under circumstances that have given, or could give, rise to a severance obligation on the part of the Company under such agreement.

SECTION 3.11.3 As of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against any Company Benefit Plan, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts thereunder which could reasonably be expected to result in any material liability of the Company or any Company Subsidiary to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any Multiemployer Plan.

      SECTION 3.12     Contracts; Debt Instruments. Except as filed as exhibits to the Company SEC Filings filed prior to the date of this Agreement, none of the Company or any Company Subsidiary is a party to or bound by any contract (A) any of the benefits to any party of which will be increased, or the vesting of the benefits to any party of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits to any party of which will be calculated on the basis of any of the transactions contemplated by this Agreement, or (B) which, as of the date hereof, (1) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (2) which involves aggregate expenditures after the date of this Agreement in excess of $25,000 (other than purchase orders for supplies and materials issued in the ordinary course of business consistent with past practice), (3) which involves annual expenditures after the date of this Agreement in excess of $25,000 and is not cancelable within 90 days without fee or penalty, (4) which contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company, any Company Subsidiary or any of the Company’s current or future affiliates, which grants most favored customer status or otherwise guarantees any third party the right to receive the best terms the Company or any Company Subsidiary may offer, or which restricts the conduct of any line of business by the Company, any Company Subsidiary or any of the Company’s current or future affiliates or any geographic area in which the Company, any Company Subsidiary or any of the Company’s current or future affiliates may conduct business, in each case in any material respect or (5) which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement. Each contract of the type described in Section 3.12, whether or not set forth in this Section 3.12 of the Company Disclosure Schedule, is referred to herein as a “Company Material Contract.” Each Company Material Contract is valid and binding on the Company and each Company Subsidiary party thereto and, to the Company’s knowledge, each other party thereto, and is in full force and effect, and the Company and each Company Subsidiary has in all material respects performed all obligations required to be performed by it to the date hereof under each Company Material Contract and, to the Company’s knowledge, each other party to each Company Material Contract has in all material respects performed all obligations required to be performed by it under such Company Material Contract, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. None of the Company or any Company Subsidiary knows of, or has received notice of, any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

      SECTION 3.13     Litigation. Except as and to the extent set forth in Company SEC Filings filed prior to the date of this Agreement, as of the date of this Agreement (A) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary or for which the Company or any Company Subsidiary is obligated to indemnify a third party and (B) none of the Company or any Company Subsidiary is subject to any outstanding order, writ, injunction, decree or arbitration ruling, award or other finding which has had or would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

      SECTION 3.14     Environmental Matters.

SECTION 3.14.1 The Company and each Company Subsidiary (A) is in material compliance with all, and is not subject to any liability, with respect to any, applicable Environmental Laws, (B) holds or has applied for all Environmental Permits necessary to conduct their current operations and (C) is in material compliance with their respective Environmental Permits.

SECTION 3.14.2 None of the Company or any Company Subsidiary has received any written notice, demand, letter, claim or request for information alleging that the Company or any Company Subsidiary may be in violation of, or liable under, any Environmental Law.

SECTION 3.14.3 None of the Company or any Company Subsidiary (A) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto, or (B) is an indemnitor in connection with any claim asserted in writing or, to the knowledge of the Company, threatened by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

SECTION 3.14.4 None of the real property owned or leased by the Company or any Company Subsidiary is listed or, to the knowledge of the Company, proposed for listing on the “National Priorities List” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

      SECTION 3.15     Intellectual Property. The Company owns or has all necessary and defensible right to use, whether through ownership, licensing or otherwise, all Intellectual Property material to the businesses of the Company and the Company Subsidiaries, taken as a whole, in substantially the same manner or for the same purposes as such businesses are conducted on the date hereof (“Material Intellectual Property”). No written claim of invalidity or conflicting ownership rights with respect to any Material Intellectual Property has been made by a third party and no such Material Intellectual Property is the subject of any pending or, to the Company’s knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding. No person or entity has given notice to the Company or any Company Subsidiary that the use of any Material Intellectual Property by the Company, any Company Subsidiary or any licensee is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or that the Company, any Company Subsidiary or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how. To the knowledge of the Company, the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, public display or performance, or publishing of any process, machine, manufacture or product, or provision of any service, related to any Material Intellectual Property, does not and will not infringe any domestic or foreign patent, trademark, service mark, trade name, copyright or other intellectual property right of any third party, and does not and will not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party. To the knowledge of the Company, there exists no prior act or current conduct or use by the Company, any Company Subsidiary or any third party that would void, invalidate or infringe any Material Intellectual Property. No rights to obtain, use or reproduce the source code of any Company or Company Subsidiary software have been granted, nor are there any escrow rights granted to third parties or escrow agreements for the benefit of third parties that, if triggered, could result in the disclosure of such source code to any third party. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby and thereby will not breach, violate or conflict with any instrument or agreement concerning any Material Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Material Intellectual Property or impair the right of Parent or the Surviving Corporation to make, have made, use, offer to sell, sell, import, license or otherwise exploit, use, commercialize or dispose of, or to bring any action for the infringement of, any Material Intellectual Property. In addition, the matters disclosed on Section 3.15 of the Company Disclosure Schedule would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

      SECTION 3.16     Taxes.

SECTION 3.16.1 Each of the Company and the Company Subsidiaries has timely filed with the appropriate taxing authorities all federal income Tax Returns and all other material Tax Returns required to be filed as of the date hereof. All such Tax Returns are complete and accurate in all material respects. All material Taxes due and owing by any of the Company and the Company Subsidiaries on or before the date hereof (whether or not shown on any Tax Return) have been paid. Neither the Company nor any of the Company Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of the Company and the Company Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

SECTION 3.16.2 The unpaid Taxes of the Company and the Company Subsidiaries (i) did not, as of the dates of the financial statements in the Company SEC Filings, exceed, to a material extent, the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in such financial statements, and (ii) will not exceed, to a material extent, that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and the Company Subsidiaries in filing their Tax Returns. Since the date of the most recent financial statements, none of the Company and the Company Subsidiaries has (x) engaged in any transactions or incurred any material liability for Taxes other than in the ordinary course of business or (y) paid any material Taxes other than Taxes paid on a timely basis and in a manner consistent with past custom and practice.

SECTION 3.16.3 No material deficiencies for Taxes with respect to any of the Company and the Company Subsidiaries have been claimed, proposed or assessed by a Tax authority or other Governmental Entity. There are no pending or, to the knowledge of any of the Company and the Company Subsidiaries, threatened audits, assessments or other actions for or relating to any material liability in respect of Taxes of any of the Company and the Company Subsidiaries, and there are no matters under discussion with any Governmental Entities, or known to any of the Company and the Company Subsidiaries, with respect to Taxes that are likely to result in an additional material liability for Taxes with respect to any of the Company and the Company Subsidiaries. The Company has delivered or made available to Parent complete and accurate copies of federal, state and local income Tax Returns of each of the Company and the Company Subsidiaries and their predecessors for the years ended January 31, 1999, 2000, 2001 and 2002, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by any of the Company and the Company Subsidiaries or any predecessors since December 31, 1998. Neither the Company nor any of the Company Subsidiaries nor any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

SECTION 3.16.4 There are no liens for Taxes upon the assets of any of the Company and the Company Subsidiaries (other than with respect to liens for current Taxes not yet due and payable).

SECTION 3.16.5 Neither the Company nor any of the Company Subsidiaries (i) has consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of the assets of any of the Company and the Company Subsidiaries; (ii) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) has made an election, or is required, to treat any of its assets as owned by another Person pursuant to the provisions of former Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) has acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) has made or will make a consent dividend election under Section 565 of the Code; (vi) has elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (vii) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision.

SECTION 3.16.6 There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving any of the Company and the Company Subsidiaries, and, after the Closing Date, none of the Company and the Company Subsidiaries shall be bound by any such Tax-sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

SECTION 3.16.7 None of the Company and the Company Subsidiaries has any liability for the Taxes of any person (other than Taxes of the Company and the Company Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

SECTION 3.16.8 Each of the Company and the Company Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

SECTION 3.16.9 None of the Company and the Company Subsidiaries has been a United State real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

SECTION 3.16.10 Neither the Company nor any of the Company Subsidiaries (i) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (ii) owns a single member limited liability company which is treated as a disregarded entity, (iii) is a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law), (iv) is a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law) or (v) is a passive foreign investment company within the meaning of the Code.

SECTION 3.16.11 Neither the Company nor any of the Company Subsidiaries has or has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

SECTION 3.16.12 None of the outstanding indebtedness of any of the Company and the Company Subsidiaries constitutes indebtedness with respect to which any interest deductions may be disallowed under Sections 163(i) or 163(l) or 279 of the Code or under any other provision of applicable law.

SECTION 3.16.13 Neither the Company nor any of the Company Subsidiaries has distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997, and neither the stock of the Company nor the stock of any of the Company Subsidiaries has been distributed in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997.

SECTION 3.16.14 Neither the Company nor any of the Company Subsidiaries has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2) or 301.6111-2(b)(2). If any of the Company and the Company Subsidiaries has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income tax within the meaning of Section 6662 of the Code, then it believes that it has either (x) substantial authority for the tax treatment of such transaction or (y) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction.

SECTION 3.16.15 None of the Company or any Company Subsidiary is a party to any contract, plan or arrangement, under which it is obligated to make or to provide, or could become obligated to make or to provide, a payment or benefit that would not be deductible as a result of application of Section 280G of the Code.

      SECTION 3.17     Insurance. The Company maintains insurance coverage, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies of a similar size and engaged in businesses similar to that of the Company (taking into account the cost and availability of such insurance). Section 3.17 of the Company Disclosure Schedule sets forth all insurance policies (including, without limitation, workers’ compensation insurance policies) covering the business, properties or assets of the Company, the premiums and coverage of such policies, the insurers providing such policies and list of all claims in excess of $10,000 made against any such policies since January 1, 2001 (other than claims made under health insurance policies in the ordinary course of business).

      SECTION 3.18     Opinion of Financial Advisors. Raymond James & Associates (the “Company Financial Advisor”) has delivered to the Company Board its written opinion, dated the date of this Agreement, that the Merger Consideration, as of such date, is fair from a financial point of view to the holders of Company Common Stock.

      SECTION 3.19     Vote Required. The affirmative vote of the holders of a majority of the outstanding Company Common Stock is the only vote of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to approve the Merger.

      SECTION 3.20     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has heretofore made available to Parent a true and complete copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger or any other transaction contemplated by this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

      SECTION 4.1     Organization and Qualification; Subsidiaries. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Each of Parent and Merger Sub has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures as would not individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

      SECTION 4.2     Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to be consummated by it. The execution and delivery of this Agreement by each of Parent and Merger Sub, as applicable, and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action (including approval by Parent as the sole shareholder of Merger Sub), and no other corporate proceedings on the part of Parent and Merger Sub and no other shareholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub, as applicable, and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of rights, and general principles of equity that restrict the availability of equitable remedies.

      SECTION 4.3     No Conflict; Required Filings and Consents.

SECTION 4.3.1 The execution and delivery of this Agreement do not, and the performance thereof by Parent and Merger Sub will not, (A) conflict with or violate any provision of the Amended and Restated Certificate of Incorporation or Bylaws, as amended, of Parent or the Articles of Incorporation or Bylaws of Merger Sub or (B) assuming that all consents, approvals, authorizations and permits described in Section 4.3.2 have been obtained and all filings and notifications described in Section 4.3.2 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Merger Sub or any other subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”) or by which any property or asset of Parent, Merger Sub or any Parent Subsidiary is bound or affected, except, with respect to clause (B), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger or (2) otherwise prevent or materially delay performance by Parent or Merger Sub of any of their material obligations under this Agreement.

SECTION 4.3.2 The execution and delivery of this Agreement do not, and the performance hereof by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other person, except (A) under the Exchange Act, the rules and regulations of the Exchange and filing and recordation of the Certificate of Merger as required by the GBCC and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger or (2) otherwise prevent or materially delay performance by Parent or Merger Sub of any of their material obligations under this Agreement.

      SECTION 4.4     Litigation. As of the date hereof, (A) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or Merger Sub and (B) neither Parent nor Merger Sub is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Entity which, in the case of (A) or (B), would, individually or in the aggregate, reasonably be expected to prevent or materially delay Parent’s or Merger Sub’s ability to consummate the Merger.

      SECTION 4.5     Disclosure Documents. The information with respect to Parent and Merger Sub that Parent or Merger Sub furnishes to the Company specifically for use in the Proxy Statement or any Other Filings will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (A) in the case of the Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company, at the time such shareholders vote on adoption of this Agreement, and at the Effective Time and (B) in the case of any Other Filings, or any supplement or amendment thereto, at the time of the filing thereof and at the time of any distribution or dissemination thereof.

      SECTION 4.6     Ownership of Merger Sub; No Prior Activities.

SECTION 4.6.1 Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

SECTION 4.6.2 Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and each Ancillary Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

      SECTION 4.7     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or any Parent Subsidiary.

      SECTION 4.8     Financing. At the Effective Time, Parent will have available all the funds necessary to pay all of the Merger Consideration and to pay all fees and expenses payable by Parent related to the transactions contemplated by this Agreement.

ARTICLE 5

COVENANTS

      SECTION 5.1     Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Schedule or as specifically permitted or expressly contemplated by any other provision of this Agreement, unless Parent shall otherwise agree in writing: the Company will, and will cause each Company Subsidiary to, (A) conduct its operations only in the ordinary and usual course of business consistent with past practice and (B) use its reasonable best efforts to keep available the services of the current officers, key employees and key consultants of the Company and each Company Subsidiary and to preserve the current relationships of the Company and each Company Subsidiary with such of the customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations as is reasonably necessary to preserve substantially intact its business organization. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1 of the Company Disclosure Schedule or as specifically permitted or expressly contemplated by any other provision of this Agreement, the Company shall not (unless required by applicable Law or the regulations or requirements of the Exchange or any regulatory organization applicable to the Company), and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent:

SECTION 5.1.1 amend or otherwise change its articles of incorporation or bylaws or equivalent organizational documents;

SECTION 5.1.2 (A) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of the Company or any Company Subsidiary, other than (i) the issuance of shares of Company Common Stock (and the related Company Rights) upon the exercise of Company Options outstanding as of the date hereof in accordance with their terms and the terms of this Agreement, (ii) the issuance of shares of Company Common Stock (and the related Company Rights) pursuant to the ESPP in accordance with the terms of the ESPP and this Agreement or (iii) if a Triggering Event (as defined in the Company Rights Agreement) shall occur, the Company Rights or (B) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including Intellectual Property) of the Company or any Company Subsidiary, except pursuant to existing contracts or commitments or the sale or purchase of goods in the ordinary course of business consistent with past practice, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between a wholly owned Company Subsidiary and the Company or another wholly owned Company Subsidiary:

SECTION 5.1.3 declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly owned Company Subsidiary to the Company or to any other wholly owned Company Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

SECTION 5.1.4 reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities;

SECTION 5.1.5 (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice, (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a wholly owned Company Subsidiary) for borrowed money, (C) terminate, cancel or request any material change in, or agree to any material change in, any Company Material Contract other than in the ordinary course of business consistent with past practice, (D) make or authorize any capital expenditure, other than capital expenditures that are not, in the aggregate, in excess of $10,000 for the Company and the Company Subsidiaries taken as a whole, (E) except in the ordinary course of business consistent with past practice, make or authorize any expenditure in an amount, together with all related expenditures, in excess of

$10,000 or (F) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.1.5;

SECTION 5.1.6 except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement as disclosed in Section 3.10 of the Company Disclosure Schedule: (A) increase the compensation or benefits payable or to become payable to its directors, officers or employees (except for increases in accordance with past practices in salaries or wages of employees of the Company or any Company Subsidiary which are not across-the-board increases); or (B) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law or the terms of a collective bargaining agreement in existence on the date of this Agreement.

SECTION 5.1.7 (A) pre-pay any long-term debt or pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms, (B) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, (C) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice, or (D) vary the Company’s inventory practices in any material respect from the Company’s past practices;

SECTION 5.1.8 make any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a Governmental Entity;

SECTION 5.1.9 waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

SECTION 5.1.10 except in the ordinary course of business consistent with past practice, make or change any material election in respect of Taxes, adopt or change any material accounting method in respect of a material amount of Taxes, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, settle or compromise any claim, notice, audit report or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

SECTION 5.1.11 amend or modify, or propose to amend or modify, or otherwise take any action under, the Company Rights Agreement;

SECTION 5.1.12 modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party;

SECTION 5.1.13 write up, write down or write off the book value of any assets, individually or in the aggregate, for the Company and the Company Subsidiaries taken as a whole, except for depreciation and amortization in accordance with GAAP consistently applied;

Section 5.1.14 (A) knowingly take any action to exempt or make not subject to any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (B) take any action to exempt or make not subject to the Company Rights Agreement, any person or entity (other than Parent, Merger Sub and any Parent Subsidiary) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

SECTION 5.1.15 take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article 6 not being satisfied; or

SECTION 5.1.16 authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

      SECTION 5.2     Cooperation. The Company and Parent shall coordinate and cooperate in connection with (A) the preparation of the Proxy Statement and any Other Filings, (B) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts, in connection with the consummation of the Merger and (C) seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement or any Other Filings and timely seeking to obtain any such actions, consents, approvals or waivers.

      SECTION 5.3     Proxy Statement; Shareholder Meeting. As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC a proxy statement relating to the meeting of the Company’s shareholders to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the “Proxy Statement”). The Company will provide Parent with a draft of the Proxy Statement at least five Business Days prior to its filing and will consider in good faith Parent’s comments to the Proxy Statement. In addition, the Company shall prepare and file with the SEC, any Other Filings as and when required or requested by the SEC. The Company will provide Parent with a draft of each Other Filing at least five Business Days prior to its filing. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or any Other Filings or comments thereon and responses thereto or requests by the SEC for additional information. The Company, after consultation with Parent, will respond to any comments made by the SEC with respect to the Proxy Statement and any Other Filings. Parent shall promptly furnish all information concerning it and the holders of its capital stock as the Company may reasonably request in connection with such actions and the preparation of the Proxy Statement and any Other Filings. As promptly as practicable after the clearance of the Proxy Statement by the SEC, the Company shall mail the Proxy Statement to its shareholders and hold a meeting of its shareholders for the purpose of voting upon the approval of the Merger (the “Company Shareholders Meeting”). The Proxy Statement shall include the recommendation of the Company Board that adoption of the Merger Agreement by the Company’s shareholders is advisable and that the Company Board has determined that the Merger is fair and in the best interests of the Company’s shareholders.

      If at any time prior to the Effective Time, any event or circumstance relating to Parent or any Parent Subsidiary, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Proxy Statement or any Other Filing, Parent shall promptly inform the Company.

      If at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement or any Other Filing, the Company shall promptly inform Parent. All documents that the Company is responsible for filing in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act, the rules and regulations thereunder and other applicable Laws, provided that the Company shall have no liability for information furnished in writing to the Company by Parent expressly for inclusion therein.

      SECTION 5.4     Access to Information; Confidentiality.

SECTION 5.4.1 From the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary and each of their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, and agents and other representatives (collectively, “Company Representatives”) to: (A) provide to Parent and Merger Sub and their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Parent Representatives”) access at reasonable times upon two Business Days’ prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof and (B) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company or any Company

Subsidiary as Parent or any of the Parent Representatives may reasonably request. No investigation conducted pursuant to this Section 5.4 shall affect or be deemed to modify or limit any representation or warranty made in this Agreement.

SECTION 5.4.2 With respect to the information disclosed pursuant to Section 5.4.1, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Mutual Nondisclosure Agreement, dated as of April 22, 2003, by and between Parent and the Company, as amended (the “Confidentiality Agreement”).

SECTION 5.4.3 Notwithstanding anything to the contrary set forth herein or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound (including the Confidentiality Agreement), the parties acknowledge and agree that any obligations of confidentiality contained herein and therein shall not apply to the tax treatment and tax structure of the Merger upon the earlier to occur of (i) the date of the public announcement of discussions relating to the Merger, (ii) the date of the public announcement of the Merger, or (iii) the date of the execution of this Agreement, all within the meaning of Treasury Regulations Section 1.6011-4; provided however, that each party recognizes that the privilege each has to maintain, in its sole discretion, the confidentiality of a communication relating to the Merger, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Code, is not intended to be affected by the foregoing.

      SECTION 5.5     No Solicitation of Transactions.

SECTION 5.5.1 None of the Company or any Company Subsidiary shall, directly or indirectly, take (and the Company shall not authorize or permit the Company Representatives or, to the extent within the Company’s control, other affiliates to take) any action to (A) encourage (including by way of furnishing non-public information), solicit, initiate or facilitate any Acquisition Proposal, (B) enter into any agreement with respect to any Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement or (C) participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; provided, however, that if, at any time prior to the obtaining of the Company’s shareholders’ approval of the Merger at the Company Shareholders Meeting, the Company Board (or an authorized committee thereof) determines in good faith, after consultation with outside counsel, that it would otherwise constitute a breach of the directors’ fiduciary duties to shareholders, the Company may, in response to a Superior Proposal, (x) furnish information with respect to the Company and the Company Subsidiaries to the person making such Superior Proposal pursuant to a customary confidentiality agreement the benefits of the terms of which are no more favorable to the other party to such confidentiality agreement than those in place with Parent, (y) participate in discussions with respect to such Superior Proposal and (z) terminate this Agreement pursuant to Section 7.1.6. Upon execution of this Agreement, the Company shall cease immediately and cause to be terminated any and all existing discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal.

SECTION 5.5.2 The Company shall, as promptly as practicable (and in no event later than one Business Day after receipt thereof), advise Parent of any inquiry received by it relating to any potential Acquisition Proposal and of the material terms of any proposal or inquiry, including the identity of the person and its affiliates making the same, that it may receive in respect of any such potential Acquisition Proposal, or of any information requested from it or of any negotiations or discussions being sought to be initiated with it, shall furnish to Parent a copy of any such proposal or inquiry, if it is in writing, or a written summary of any such proposal or inquiry, if it is not in writing and shall keep Parent fully informed on a prompt basis with respect to any developments with respect to the foregoing.

SECTION 5.5.3 Neither the Company Board nor any committee thereof shall (A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Company Board or such committee of the adoption and approval of the Merger

(the “Company Recommendation”) and the matters to be considered at the Company Shareholders’ Meeting, (B) other than the Merger, approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (C) other than the Merger, cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal. Nothing contained in this Section 5.5.3 shall prohibit the Company (x) from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (y) in the event that a Superior Proposal is made and the Company Board (or an authorized committee thereof) determines in good faith, after consultation with outside counsel, that it would otherwise constitute a breach of its fiduciary duty to shareholders, from terminating this Agreement pursuant to Section 7.1.6.

      SECTION 5.6     Appropriate Action; Consents; Filings.

SECTION 5.6.1 The Company and Parent shall use their reasonable best efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and each Ancillary Agreement as promptly as practicable, (B) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity, in connection with the authorization, execution and delivery of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated herein and therein, including, without limitation, the Merger, and (C) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and each Ancillary Agreement and the Merger required under (x) the Exchange Act, and any other applicable federal or state securities Laws and (y) any other applicable Law, provided that Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith and provided further that nothing in this Section 5.6.1 shall require Parent to agree to (AA) the imposition of conditions, (BB) the requirement of divestiture of assets or property or (CC) the requirement of expenditure of money by Parent or the Company to a third party in exchange for any such consent, license, permit, waiver, approval, authorization or order. The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement and each Ancillary Agreement.

SECTION 5.6.2 The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain any third party consents, (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement and each Ancillary Agreement, (B) required to be disclosed in the Company Disclosure Schedule or (C) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or a Parent Material Adverse Effect from occurring prior to or after the Effective Time. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 5.6.2, such party shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

SECTION 5.6.3 From the date of this Agreement until the Effective Time, the Company shall promptly notify Parent in writing of any pending or, to the knowledge of the Company, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other person (A) challenging or seeking material damages in connection with the Merger or the conversion of Company Common Stock into the Merger Consideration pursuant to the Merger or (B) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Parent or any Parent

Subsidiary to own or operate all or any portion of the businesses or assets of the Company or any Company Subsidiary.

      SECTION 5.7     Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (A) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied or (B) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not cure any breach of any representation or warranty relating to such matter or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

      SECTION 5.8     Public Announcements. Parent and the Company have agreed on the form and content of a mutual press release to be issued promptly after the execution and delivery of this Agreement and the parties hereto agree to issue such press release and, prior to the Effective Time, not to make any public or other statement to any person contradicting such mutual press release. Parent and the Company shall consult with each other before issuing any further press release or otherwise making any public statements with respect to the Merger and shall not issue any such further press release or make any such public statement prior to such consultation, except as may be required by applicable Law or any listing agreement with the Exchange. Any such further press release or other public statement shall be in a form mutually agreed upon in advance by Parent and the Company.

      SECTION 5.9     Employee Benefit Matters.

SECTION 5.9.1 Unless Parent requests otherwise in writing, the Company Board shall adopt resolutions terminating, effective at least two (2) days prior to the Closing Date, any Company Benefit Plan which is intended to meet the requirements of Section 401(k) of the Code (each such Company Benefit Plan, a “401(k) Plan”). At the Closing, the Company shall provide Parent (i) executed resolutions of the Company Board authorizing such termination and (ii) an executed amendment to each such 401(k) Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of each such 401(k) Plan will be maintained at the time of termination.

SECTION 5.9.2 With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any Parent Subsidiary (collectively, the “Parent Benefit Plans”) in which any director, officer or employee of the Company or any Company Subsidiary (the “Company Employees”) will participate effective as of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Company Employees with the Company or a Company Subsidiary, as the case may be, for purposes of participation in, but not for purposes of benefit accrual (other than with respect to vacation), in any Parent Benefit Plan in which such Company Employees may be eligible to participate after the Effective Time. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of shares of Company Common Stock or options to acquire Company Common Stock pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

      SECTION 5.10     Indemnification of Directors and Officers.

SECTION 5.10.1 Parent and the Surviving Corporation agree that the indemnification obligations set forth in the Company Articles and the Company Bylaws shall survive the Merger (and, prior to the Effective Time, Parent shall cause the Articles of Incorporation and Bylaws of Merger Sub to reflect such provisions) and shall not be amended, repealed or otherwise modified during the Tail Policy Period in any manner that would adversely affect the rights thereunder of any individual who on or prior to the Effective Time was a director, officer, trustee, fiduciary, employee or agent of the Company or any Company Subsidiary or who served at the request of the Company or any Company Subsidiary as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, unless such amendment or modification is required by Law. In the event that Parent does not operate the business and assets of the Surviving Corporation in a manner that maintains the level (including, without limitation, the creditworthiness and financial capability of the Surviving Corporation) of indemnification for the Company’s directors and officers existing as of the Effective Time, Parent will provide indemnification of the Company’s directors, officers and other indemnified persons no less favorable to such persons to that existing at the Effective Time. All rights under this Section 5.10.1 in respect of any claim asserted prior to the end of the Tail Policy Period shall continue until the disposition of such claim.

SECTION 5.10.2 Prior to the mailing of the Proxy Statement, the Company shall obtain a prepaid insurance and indemnification policy with a term (the “Tail Policy Period”) of up to six (6) years providing the Company’s current directors and officers with coverage for events that occurred prior to the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement (the “D&O Insurance”). In the event that the total premiums for the D&O Insurance exceed $770,000 in cash, the Aggregate Merger Consideration shall be reduced, on a dollar-for-dollar basis, by the amount of such excess. Parent shall, and shall cause the Surviving Corporation to, maintain the D&O Insurance in full force and effect, and continue to honor the obligations thereunder.

SECTION 5.10.3 In the event Parent or the Surviving Corporation (A) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or otherwise dissolves the Surviving Corporation, or (B) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume Parent’s or the Surviving Corporation’s, as the case may be, obligations set forth in this Section 5.10. No such assumption shall affect or diminish the obligations of Parent or the Surviving Corporation set forth in this Section 5.10.

SECTION 5.10.4 The obligations under this Section 5.10 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.10 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.10 applies shall be third party beneficiaries of this Section 5.10).

      SECTION 5.11     Company Rights Agreement. The Company covenants and agrees that it will not (a) redeem the Company Rights, (b) amend the Company Rights Agreement or (c) take any action which would allow any “person” (as defined in the Company Rights Agreement) other than Parent, Merger Sub or any Parent Subsidiary to acquire “beneficial ownership” (for purposes of this Section 5.11, as defined in the Company Rights Agreement) of fifteen percent (15%) or more of the outstanding shares of Company Common Stock without causing a Distribution Date or a Triggering Event (as each such term is defined in the Company Rights Agreement) to occur. The Company Board shall not make a determination that Parent, Merger Sub or any of their respective affiliates or associates, directors, officers or employees is an “Acquiring Person” for purposes of the Company Rights Agreement.

ARTICLE 6

CLOSING CONDITIONS

      SECTION 6.1     Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

SECTION 6.1.1 Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of the Company.

SECTION 6.1.2 No Order. No Governmental Entity, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger.

      SECTION 6.2     Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions, any or all of which may be waived by Parent, in whole or in part, to the extent permitted by applicable Law:

SECTION 6.2.1 Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement (without regard to any qualification as to materiality) shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), except as would not reasonably be expected to have a Company Material Adverse Effect. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company issued for and on behalf of the Company to that effect.

SECTION 6.2.2 Agreements and Covenants. The Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, except as would not reasonably be expect to result in a Company Material Adverse Effect. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

SECTION 6.2.3 Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect or any event or development that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 6.2.4 Court Proceedings. No action or claim brought by any Governmental Entity shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation thereof, (C) affect adversely the right or powers of Parent to own, operate or control the Company, and no such injunction, judgment, order, decree, ruling or charge shall be in effect or (D) cause a Company Material Adverse Effect.

SECTION 6.2.5 Option Termination Consents. The Company shall have obtained an Option Termination Consent from the former holders of Company Options representing eighty percent (80%) of the shares of Company Common Stock otherwise issuable upon exercise of Company Options outstanding as of the date of this Agreement with an exercise price greater than or equal to the Merger Consideration.

      SECTION 6.3     Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to the following conditions, any or all of which may be waived by the Company, in whole or in part, to the extent permitted by applicable law:

SECTION 6.3.1 Representations and Warranties. Each of the representations and warranties of Parent contained in this Agreement (without regard to any qualification as to materiality) shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), except as would not reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent issued for and on behalf of Parent to that effect.

SECTION 6.3.2 Agreements and Covenants. Parent shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, except as would not reasonably be expected to result in a Parent Material Adverse Effect. The Company shall have received a certificate of an officer of Parent to that effect.

SECTION 6.3.3 Court Proceedings. No action or claim brought by any Governmental Entity shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would prevent consummation of any of the transactions contemplated by this Agreement or cause any of the transactions contemplated by this Agreement to be rescinded following consummation thereof.

ARTICLE 7.

TERMINATION, AMENDMENT AND WAIVER

      SECTION 7.1     Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

SECTION 7.1.1 By mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

SECTION 7.1.2 By either the Company or Parent if the Merger shall not have been consummated prior to December 31, 2003; provided, however, that such date may, from time to time, be extended by Parent or the Company (by written notice thereof to the other party) up to and including September 30, 2004 in the event all conditions to effect the Merger other than those set forth in Section 6.1.2, Section 6.2.4 or Section 6.3.3 (the “Regulatory Conditions”) have been or are capable of being satisfied at the time of each such extension and the Regulatory Conditions have been or are reasonably capable of being satisfied on or prior to September 30, 2004, (such earlier date, as it may be so extended, shall be referred to herein as the “Outside Date”); provided further that the right to terminate this Agreement under this Section 7.1.2 shall not be available to any party whose willful failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

SECTION 7.1.3 By either the Company or Parent if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.6);

SECTION 7.1.4 By either Parent or the Company if the approval by the shareholders of the Company required for the consummation of the Merger or the other transactions contemplated hereby or thereby shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment thereof;

SECTION 7.1.5 By Parent if (A) the Company Board shall have withdrawn, or adversely modified, or failed upon Parent’s reasonable written request to reconfirm its recommendation of the Merger or this Agreement, (B) the Company Board shall have recommended to the shareholders of the Company that they approve an Acquisition Proposal other than that contemplated by this Agreement or shall have approved a Superior Proposal, (C) a tender offer or exchange offer that, if successful, would result in any person or group becoming a beneficial owner of 15% or more of the outstanding shares of Company Common Stock, is commenced (other than by Parent or an affiliate of Parent) and the Company Board fails to recommend that the shareholders of the Company not tender their shares in such tender or exchange offer, (D) any person (other than Parent or an affiliate of Parent) or group becomes the beneficial owner of 25% or more of the outstanding shares of Company Common Stock, (E) the Company fails to call or hold the Company Shareholders’ Meeting by the Outside Date or (F) the Company shall have furnished or caused to be furnished confidential information or data, or engaged in negotiations or discussions with another person pursuant to clauses (x) or (y) of the proviso to Section 5.5.1;

SECTION 7.1.6 By the Company, if the Company Board determines to accept a Superior Proposal, but only after the Company (A) provides Parent with five Business Days prior written notice of its intention to terminate this Agreement and (B) fulfills its obligations under Section 7.2 hereof upon such termination (provided that the Company’s right to terminate this Agreement under this Section 7.1.6 shall not be available if the Company has intentionally breached Section 5.5.1 with respect to such Superior Proposal or the person making such Superior Proposal).

SECTION 7.1.7 By Parent, if since the date of this Agreement, there shall have been any event, development or change of circumstance that constitutes or has had, individually or in the aggregate, a Company Material Adverse Effect and such Company Material Adverse Effect is not cured within 30 days after written notice thereof or if (A) the Company shall have breached any covenant or agreement set forth in this Agreement, (B) such breach or misrepresentation is not cured within 14 days after written notice thereof and (C) such breach or misrepresentation would cause any condition set forth in Section 6.2.1 or Section 6.2.2 not to be satisfied (a “Terminating Company Breach”); or

SECTION 7.1.8 By the Company, if (A) Parent or Merger Sub shall have breached any covenant or agreement set forth in this Agreement, (B) such breach or misrepresentation is not cured within 14 days after written notice thereof and (C) such breach or misrepresentation would cause any condition set forth in Section 6.3.1 or Section 6.3.2 not to be satisfied (a “Terminating Parent Breach”).

      SECTION 7.2     Effect of Termination.

SECTION 7.2.1 Limitation on Liability. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective Subsidiaries, officers or directors except (A) with respect to Section 5.4.2, Section 5.8, this Section 7.2 and Article 8 and (B) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

SECTION 7.2.2 Parent Expenses. Parent and the Company agree that if this Agreement is terminated pursuant to Section 7.1.4, Section 7.1.5, Section 7.1.6 or Section 7.1.7, then the Company shall pay Parent an amount equal to the sum of Parent’s Expenses up to an amount equal to $150,000.

SECTION 7.2.3 Company Expenses. Parent and the Company agree that if this Agreement is terminated pursuant to Section 7.1.8, then Parent shall pay to the Company an amount equal to the sum of the Company’s Expenses up to an amount equal to $150,000.

SECTION 7.2.4 Payment of Expenses. Payment of Expenses pursuant to Section 7.2.2 or Section 7.2.3 shall be made not later than two business days after delivery to the other party of notice of demand for payment and a documented itemization setting forth in reasonable detail all Expenses of the party entitled to receive payment (which itemization may be supplemented and updated from time to time by such party until the 90th day after such party delivers such notice of demand for payment).

SECTION 7.2.5 Termination Fee. In addition to any payment required by the foregoing provisions of this Section: (A) in the event that this Agreement is terminated pursuant to Section 7.1.5 or Section 7.1.6, then the Company shall pay to Parent immediately prior to such termination, in the case of a termination by the Company, or within two business days thereafter, in the case of a termination by Parent, a termination fee of $645,000, or (B) in the event that this Agreement is terminated pursuant to Section 7.1.4, and an Acquisition Proposal has been publicly announced and not expressly and publicly withdrawn prior to the Company Shareholders’ Meeting, then the Company shall pay Parent, no later than two days after the earlier to occur of (x) the date of entrance by the Company or any Company Subsidiary into an agreement concerning a transaction that constitutes an Acquisition Proposal or (y) the date any person or persons (other than Parent) purchases 25% or more of the assets or Equity Interests of the Company or any Company Subsidiary (provided that the entering of any definitive agreement referred to in clauses (x) and (y) of this sentence is entered into by the Company or any Company Subsidiary, or if there is no such agreement with respect to a purchase contemplated by clause (y), any tender, exchange or other offer or arrangement for the Company’s voting securities is first publicly announced, within 12 months of such termination of this Agreement), a termination fee of $645,000.

SECTION 7.2.6 All Payments. All payments under Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

      SECTION 7.3     Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made without further shareholder approval which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such shareholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

      SECTION 7.4     Waiver. At any time prior to the Effective Time, any party hereto may (A) extend the time for the performance of any of the obligations or other acts of the other party hereto, (B) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (C) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of the Company, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such shareholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

      SECTION 7.5     Fees and Expenses. Subject to Section 7.2.1, Section 7.2.2 and Section 7.2.3 of this Agreement, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same.

ARTICLE 8

GENERAL PROVISIONS

      SECTION 8.1     Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

      SECTION 8.2     Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

      If to Parent or Merger Sub, addressed to it at:

Electronics For Imaging, Inc.
303 Velocity Way
Foster City, California 94404
Tel: (650) 357-3500
Fax: (650) 357-3776
Attention: General Counsel

with a copy to:

Latham & Watkins LLP
135 Commonwealth Drive
Menlo Park, California 94025
Tel: (650) 328-4600
Fax: (650) 463-2600
Attention: Robert A. Koenig, Esq.

If to the Company, addressed to it at:

T/R Systems, Inc.
1300 Oakbrook Drive
Norcross, Georgia 30093
Tel: (770) 448-9008
Fax: (770) 448-3202
Attention: Chief Executive Officer

with a copy to:

Jones Day
3500 SunTrust Plaza
303 Peachtree Street, N.E.
Atlanta, Georgia 30308-3242
Tel: (404) 581-8266
Fax: (404) 581-8330
Attention: John E. Zamer, Esq.

      SECTION 8.3     Certain Definitions. For purposes of this Agreement, the term:

“affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person;

“Acquisition Proposal” means any offer or proposal concerning any (A) merger, consolidation, business combination, or similar transaction involving the Company or any Company Subsidiary, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of the Company or any Company Subsidiary representing 10% or more of the consolidated assets of the Company and the Company Subsidiaries, (C) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 10% or more of the voting power of the Company or (D) transaction in which any person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 10% or more of the outstanding voting capital stock of the Company or (E) any combination of the foregoing (other than the Merger).

“Ancillary Agreements” means the Support Agreement and the Noncompete Agreements.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Blue Sky Laws” means state securities or “blue sky” laws.

“Business Day” shall mean any day other than a day on which the SEC shall be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” means any change affecting, or condition having an effect on, the Company and the Company Subsidiaries that is, or would reasonably be expected (i) to be, materially adverse to the assets, liabilities, business, financial condition, results of operations or prospects of the Company and the Company Subsidiaries, taken as a whole, (ii) to prevent or materially delay consummation of the Merger or (iii) to otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (A) any adverse change, effect, event, occurrence, state of facts or development to the extent, directly or indirectly, attributable to the announcement or pendency of the Merger; (B) any adverse change, effect, event, occurrence, state of facts or development after the date hereof, attributable to conditions affecting the industry as a whole in which Company participates, the U.S. economy as a whole or any of the foreign economies as a whole in any locations where the Company has material operations or sales; or (C) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of this Agreement.

“Company Rights” means the rights of the Company under the Company Rights Agreement.

“Company Rights Agreement” means the Rights Agreement, dated November 9, 2000, between the Company and EquiServe Trust Company, as rights agent.

“contracts” means any of the agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations and other executory commitments to which any company is a party or to which any of the assets of the companies are subject, whether oral or written, express or implied.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

“Environmental Laws” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law, relating to the pollution, protection, investigation or restoration of the environment, health and safety as affected by the environment or natural resources, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor, wetlands, pollution or contamination.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Exchange” means, with respect to Parent, the Nasdaq National Market and, with respect to the Company, the Nasdaq SmallCap Market.

“Exchange Act” shall mean Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” includes all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of shareholder approvals and all other matters related to the transactions contemplated hereto.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means domestic or foreign governmental, administrative, judicial or regulatory authority.

“group” is defined as in the Exchange Act, except where the context otherwise requires.

“Hazardous Materials” means (A) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (B) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

“Intellectual Property” means all intellectual property or other proprietary rights of every kind, foreign or domestic, registered or unregistered, whether now known or hereafter recognized in any applicable jurisdiction, including all patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrights, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, trademark registrations and applications, domain names, service marks, service mark registrations and applications, trade names, trade secrets, know-how, trade dress, copyright registrations, customer lists, confidential marketing and customer information, licenses, confidential technical information, and all documentation thereof.

“IRS” means the United States Internal Revenue Service.

“knowledge” means, with respect to either Parent or the Company, the actual knowledge of any executive officer of such entity.

“Law” means foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Number of Outstanding Shares” means the sum of (a) the number of shares of Company Common Stock issued and outstanding immediately prior to the Closing, (b) any other shares of capital stock of the Company issued and outstanding immediately prior to the Closing, (c) any other securities convertible into or otherwise exercisable or exchangeable for capital stock of the Company (assuming the conversion, exercise or exchange of all such other securities) issued and outstanding immediately prior to the Closing and (d) shares otherwise issuable upon exercise of Company Options terminated in consideration of an Option Payment in accordance with the provisions of Section 2.5.

“Other Filings” means all filings made by, or required to be made by, the Company with the SEC other than the Proxy Statement after the date hereof.

“Parent Material Adverse Effect” means any change affecting, or condition having an effect on, Parent, Merger Sub and the Parent Subsidiaries that is, or would reasonably be expected (i) to be, materially adverse to the assets, liabilities, business, financial condition, results of operations or prospects of Parent and the Parent Subsidiaries, taken as a whole, (ii) to prevent or materially delay consummation of the Merger or (iii) to otherwise prevent or materially delay performance by Parent of any of its material obligations under this Agreement; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (A) any adverse change, effect, event, occurrence, state of facts or development to the extent, directly or indirectly, attributable to the announcement or pendency of the Merger; (B) any adverse change, effect, event, occurrence, state of facts or development after the date hereof, attributable to conditions affecting the industry as a whole in which Parent participates, the U.S. economy as a whole or any of the foreign economies as a whole in any locations where Parent has material operations or sales; or (C) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of this Agreement.

“person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“subsidiary” or “subsidiaries” of Parent, the Company, the Surviving Corporation or any other person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” means a bona fide Acquisition Proposal made by a third party which was not intentionally solicited after the date of this Agreement by the Company, any Company Subsidiary, any Company Representatives or any other affiliates and which, in the good faith judgment of the Company Board, taking into account, to the extent deemed appropriate by the Company Board, the various legal, financial and regulatory aspects of the proposal and the person making such proposal (A) if accepted, is reasonably likely to be consummated, and (B) if consummated would, based upon the written advice of the Company Financial Advisor, result in a transaction that is more favorable to the Company’s shareholders, from a financial point of view, than the transactions contemplated by this Agreement.

“Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative, minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs duties, real property, personal property, capital stock, intangibles, withholding, social security, unemployment, disability, payroll, license, employee or other tax or levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing whether disputed or not.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement relating to any Taxes, including any schedule or attachment thereto and including any amendment thereof.

      SECTION 8.4     Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

401(k) Plan	Section 5.9.1
“Aggregate Merger Consideration”	Section 2.1.2
“Agreement”	Preamble
“Certificate of Merger”	Section 1.2
“Certificates”	Section 2.2.2
“Company”	Preamble
“Company Articles”	Section 3.2
“Company Benefit Plan”	Section 3.10.1
“Company Board”	Section 2.5
“Company Bylaws”	Section 3.2
“Company Common Stock”	Section 2.1.1
“Company CEO”	Section 3.7.1
“Company Certifying Officers”	Section 3.7.1
“Company CFO”	Section 3.7.1
“Company Disclosure Schedule”	Article 3
“Company Employees”	Section 5.9.2
“Company Financial Advisor”	Section 3.18
“Company Form 10-K”	Section 3.2
“Company Material Contract”	Section 3.12
“Company Options”	Section 2.5
“Company Permits”	Section 3.6
“Company Preferred Stock”	Section 3.3
“Company Recommendation”	Section 5.5.3
“Company Representatives”	Section 5.4.1
“Company SEC Filings”	Section 3.7.1
“Company Stock Option Plans”	Section 2.5
“Company Shareholders’ Meeting”	Section 5.3
“Company Subsidiary”	Section 3.1
“Confidentiality Agreement”	Section 5.4.2
“D&O Insurance”	Section 5.10.2
“Dissenting Shareholders”	Section 2.1.1
“Effective Time”	Section 1.2
“ERISA”	Section 3.10.1
“ERISA Affiliate”	Section 3.10.1
“ESPP”	Section 2.5
“Exchange Agent”	Section 2.2.1
“Exchange Fund”	Section 2.2.1
“Foreign Plans”	Section 3.10.8
“GBCC”	Recitals
“Material Intellectual Property”	Section 3.15

“Merger”	Recitals
“Merger Consideration”	Section 2.1.2
“Merger Sub”	Preamble
“Multiemployer Plan”	Section 3.10.3
“Noncompete Agreements”	Recitals
“Option Payment”	Section 2.5
“Option Termination Consent”	Section 2.5
“Outside Date”	Section 7.1.2
“Parent”	Preamble
“Parent Benefit Plans”	Section 5.9.2
“Parent Representatives”	Section 5.4.1
“Parent Subsidiary”	Section 4.3.1
“Proxy Statement”	Section 5.3
“Regulatory Conditions”	Section 7.1.2
“Section 16”	Section 5.9.2
“Surviving Corporation”	Section 1.1
“Support Agreement”	Recitals
“Tail Policy Period”	Section 5.10.2
“Terminating Company Breach”	Section 7.1.7
“Terminating Parent Breach”	Section 7.1.8

      SECTION 8.5     Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 8.6     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

      SECTION 8.7     Entire Agreement. This Agreement (together with the Exhibits, Company Disclosure Schedule and the other documents delivered pursuant hereto), each Ancillary Agreement and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

      SECTION 8.8     Assignment. This Agreement shall not be assigned by operation of law or otherwise.

      SECTION 8.9     Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.10, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

      SECTION 8.10     Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

      SECTION 8.11     Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

SECTION 8.11.1 This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Georgia, without regard to conflicts of law principles that would cause the Laws of another state to apply.

SECTION 8.11.2 Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Georgia State court, or Federal court of the United States of America, sitting in Atlanta, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Georgia State court or, to the extent permitted by law, in such Federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Georgia State or Federal court, and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Georgia State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 8.11.3 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11.3.

      SECTION 8.12     Disclosure. Any matter disclosed in any section of the Company Disclosure Schedule shall be considered disclosed for other sections of the Company Disclosure Schedule, but only to the extent such matter on its face would reasonably be expected to be pertinent to a particular section of the Company Disclosure Schedule in light of the disclosure made in such section. The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality hereunder. The inclusion of any item in the Company Disclosure Schedule when listing a “material item” or an action not “in the ordinary course of business” is not deemed to be an admission or representation that the included item is “material” or is not “in the ordinary course of business.”

      SECTION 8.13     Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      SECTION 8.14     Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(Signature page follows)

      IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

ELECTRONICS FOR IMAGING, INC.

By:

Name:

Title:

TRIBECA ACQUISITION CORPORATION

By:

Name:

Title:

T/R SYSTEMS, INC.

By:

Name:

Title:

ANNEX B

September 2, 2003

Board of Directors

T/R Systems, Inc.
1300 Oakbrook Drive
Norcross, GA 30093

Members of the Board:

      You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of the outstanding common stock, par value $.01 (the “Common Stock”) of T/R Systems, Inc. (the “Company”) of the consideration to be received by such holders in connection with the merger of a wholly owned subsidiary of Electronics for Imaging, Inc. (“EFI”) with the Company (the “Merger”) pursuant and subject to the Agreement and Plan of Merger between the Company and EFI dated as of September 2, 2003 (the “Merger Agreement”). The aggregate consideration to be offered by EFI in exchange for all the outstanding Common Stock of the Company will be $21.5 million dollars, subject to reduction pursuant to the Merger Agreement.

      In connection with our review of the proposed Merger and the preparation of our opinion herein, we have, among other things:

1. reviewed the financial terms and conditions as stated in the Agreement;

2. reviewed the audited financial statements of the Company as of and for the years ended January 31, 2001, 2002 and 2003; the unaudited financial statements for the period ended April 30, 2003; and the Company’s earnings release for the period ended July 31, 2003;

3. reviewed the Company’s Annual Reports filed on Form 10-K for the years ended January 31, 2001, 2002 and 2003 and the Company’s Quarterly reports filed on Form 10-Q for the quarter ended April 30, 2003;

4. reviewed other Company financial and operating information requested from and/or provided by the Company;

5. reviewed certain other publicly available information on the Company; and

6. discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry.

      We have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company, EFI or any other party, and we have undertaken no duty or responsibility to verify independently any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have assumed that such forecasts and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and we have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review.

      Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of the market close on August 29, 2003 and any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake.

      We express no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Merger Agreement or the availability or advisability of any alternatives to the Merger. We did not structure the Merger or negotiate the final terms of the Merger. Our opinion is limited to the fairness, from a financial point of view, of the Merger to the shareholders of the Company. We express no

B-1

opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Merger.

      In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including the review of (i) historical and projected revenues, operating earnings, net income and capitalization of the Company and certain other publicly held companies in businesses we believe to be comparable to the Company; (ii) the current and projected financial position and results of operations of the Company; (iii) the historical market prices and trading activity of the Common Stock of the Company; (iv) financial and operating information concerning selected business combinations which we deemed comparable in whole or in part; and (v) the general condition of the securities markets.

      In arriving at this opinion, Raymond James did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

      Raymond James & Associates, Inc. (“Raymond James”) is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Merger and will receive a fee for such services, which fee is contingent upon consummation of the Merger. Raymond James will also receive a fee upon the delivery of this opinion. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

      In the ordinary course of our business, Raymond James may trade in the securities of the Company for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

      It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the proposed merger and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Merger, nor is this letter intended to confer rights or remedies upon EFI or the shareholders of the Company or EFI. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, which will not be unreasonably withheld, provided, however, that we consent to its inclusion in any filing required to be made with the Securities and Exchange Commission, provided that it is included in its entirety and that any description of this opinion or our work has been approved by us.

      Based upon and subject to the foregoing, it is our opinion that, as of September 2, 2003, the consideration to be received by the shareholders of the Company pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of the Company’s outstanding Common Stock.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

B-2

ANNEX C

Article 13 of the Georgia Business Corporation Code

14-2-1301.

      As used in this article, the term:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

(3) “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

(5) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6) “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8) “Shareholder” means the record shareholder or the beneficial shareholder.

14-2-1302.

      (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party:

(A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or 14-2-1104 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

(B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(A) Alters or abolishes a preferential right of the shares;

(B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

(E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

(F) Cancels, redeems, or repurchases all or part of the shares of the class; or

(5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

      (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.

      (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

(1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

(2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303.

      A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

14-2-1320.

      (a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

      (b) If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

14-2-1321.

      (a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

(1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2) Must not vote his shares in favor of the proposed action.

      (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

14-2-1322.

      (a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

      (b) The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

(1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4) Be accompanied by a copy of this article.

14-2-1323.

      (a) A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

      (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

      (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.

14-2-1324.

      (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

      (b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

14-2-1325.

      (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

      (b) The offer of payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

(5) A copy of this article.

      (c) If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326.

      (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

      (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure.

      14-2-1327.

      (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

(1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

(2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

      (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section

14-2-1325.

      (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

14-2-1330.

      (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

      (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

      (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

      (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.

      (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

14-2-1331.

      (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

      (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

      (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

14-2-1332.

      No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

Preliminary Copies

DETACH HERE

PROXY

T/R SYSTEMS, INC.
1300 Oakbrook Drive
Norcross, Georgia 30093

Proxy Solicited by the Board of Directors

for the Special Meeting of Shareholders, [            ], 2003

(see Proxy Statement for discussion of Proposal)

     The undersigned hereby appoints Michael E. Kohlsdorf and Lyle W. Newkirk, and each of them, as proxies, with power of substitution, to vote all shares of T/R Systems, Inc. common stock which the undersigned is entitled to vote on all matters which may properly come before the Special Meeting of Shareholders of T/R Systems, Inc. to be held on [             ], 2003, or any adjournment or postponement thereof.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

T/R SYSTEMS, INC.
C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

1.	Approval and adoption of the Agreement and Plan of Merger, dated as of September 2, 2003, by and among Electronics For Imaging, Inc., Tribeca Acquisition Corporation, a wholly owned subsidiary of Electronics For Imaging, Inc., and T/R Systems, Inc., and the merger of Tribeca Acquisition Corporation with and into T/R Systems, Inc. with T/R Systems, Inc. as the surviving entity.						The shares represented by this proxy card will be voted as specified above, but if no specification is made they will be voted FOR Proposal 1, and at the discretion of the proxies on any other matter that may properly come before the meeting.

	FOR	☐	AGAINST	☐	ABSTAIN	☐	MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW	☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give full name and title as such.

Please sign, date and return promptly in the accompanying envelope.

Signature:	Date:	Signature:	Date: